Exhibit 99.1

Caesars Resort Collection, LLC
Annual Report For the Fiscal Year Ended December 31, 2017

CAESARS RESORT COLLECTION, LLC

PART I

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included in Item 8.
In this report, except as the context otherwise requires, references to “VICI” are a reference to VICI Properties Inc. and its subsidiaries, from which we lease one of our properties.

ITEM 1.	Business
Overview
CRC LLC is a Delaware limited liability company and wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”).
CRC’s casino properties operate under well-known brands and include (1) Bally’s Las Vegas, (2) The Cromwell, (3) Flamingo Las Vegas, (4) Harrah’s Atlantic City, (5) Harrah’s Las Vegas, (6) Harrah’s Laughlin, (7) Harrah’s New Orleans, (8) The LINQ Hotel & Casino, (9) Paris Las Vegas, (10) Planet Hollywood Resort & Casino (“Planet Hollywood”), and (11) Rio All-Suites Hotel & Casino (“Rio Las Vegas”). CRC leases Harrah’s Las Vegas from VICI Properties Inc., the real estate investment trust that holds certain real property assets formerly held by Caesars Entertainment Operating Company, Inc. (“CEOC”). CRC also owns The LINQ Promenade and Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”). CRC leases Octavius Tower to VICI. VICI leases Octavius Tower to CEOC, LLC (“CEOC LLC”) pursuant to the lease agreements that were established as part of CEOC’s emergence from bankruptcy (the “Emergence”) effective October 6, 2017 (the “Effective Date”). See Item 2, “Properties,” for more information about our properties.
Significant Events and Transactions in 2017
CRC Merger and Related Debt Transactions
On October 16, 2017, CRC Escrow Issuer, LLC (“Escrow Issuer”) and CRC Finco, Inc. (“Finance”), two wholly owned, indirect subsidiaries of CEC, issued $1.7 billion aggregate principal amount of 5.25% senior notes due 2025 (the “CRC Notes”). CRC, a wholly owned subsidiary of CEC, was created on December 22, 2017 with the merger of Caesars Entertainment Resort Properties, LLC (“CERP”) into Caesars Growth Properties Holdings, LLC (“CGPH”) (the “CRC Merger”). In conjunction with the CRC Merger, Escrow Issuer merged with and into CRC, with CRC as the surviving entity and borrower.
Additionally, on December 22, 2017, CRC entered into new senior secured credit facilities (the “CRC Senior Secured Credit Facilities”), comprised of (i) a $1.0 billion senior secured revolving credit facility (the “CRC Revolving Credit Facility”) and (ii) a $4.7 billion senior secured term loan credit facility (the “CRC Term Loan Facility”). The net proceeds of the CRC Notes and the CRC Term Loan Facility, as well as available cash and borrowings under the CRC Revolving Credit Facility, were used to repay the outstanding debt of CERP and CGPH. See Note 10 for additional information.
Other Events and Transactions
On November 16, 2017, CEC announced it had entered into a definitive agreement to acquire Centaur Holdings, LLC (“Centaur”) for $1.7 billion, including $1.6 billion at closing and $75 million in deferred consideration. Centaur operates Hoosier Park Racing & Casino in Anderson, Indiana, and Indiana Grand Racing & Casino in Shelbyville, Indiana. We anticipate that CEC will assign its rights under the definitive agreement to CRC as the acquiring entity and the transaction is subject to receipt of regulatory approvals and other customary closing conditions and is expected to close in the first half of 2018.
On December 22, 2017, we sold the real estate assets of Harrah’s Las Vegas for approximately $1.1 billion as part of a sale and leaseback transaction with VICI (the “HLV Lease”). See Note 1 and Note 8 for additional information.

On December 22, 2017, we acquired approximately 18 acres of land adjacent to Harrah’s Las Vegas (the “Eastside Land”) for $74 million. We intend to use the Eastside Land as part of a new convention center development featuring approximately 300,000 square feet of flexible meeting space. See Note 1 for additional information.
Business Operations
We view each casino property as an operating segment and aggregate such casino properties into one reportable segment. Our business is composed of four distinct, but complementary businesses that reinforce, cross-promote, and build upon each other: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations.
Casino Entertainment Operations
Our casino entertainment operations generate revenues from over 12,000 slot machines and over 1,000 table games, as well as other games such as keno, poker, and race and sports books, all of which comprised approximately 46% of our total net revenues in 2017. We are testing a number of skill-based games as we implement product offerings intended to appeal to all demographics, and expect to expand these offerings as required regulatory approvals are obtained.
Food and Beverage Operations
Our food and beverage operations generate revenues from over 50 buffets, restaurants, bars, nightclubs, and lounges located throughout our casinos, as well as banquets and room service, and represented approximately 18% of our total net revenues in 2017. Many of our properties include several dining options, ranging from upscale dining experiences to moderately-priced restaurants and buffets.
Rooms and Hotel Operations
Rooms and hotel operations generate revenues from hotel stays at our casino properties in our approximately 24,400 guest rooms and suites and represented approximately 23% of our total net revenues in 2017. Our properties operate at various price and service points, allowing us to host a variety of casino guests who are visiting our properties for gaming and other casino entertainment options and non-casino guests who are visiting our properties for other purposes, such as vacation travel or conventions.
We have engaged in large capital reinvestment projects in recent years focusing primarily on our room product across the United States, including renovating over 7,000 rooms in Las Vegas since 2014, at properties such as Planet Hollywood, The LINQ Hotel & Casino, Harrah’s Las Vegas, and Paris Las Vegas. In addition, we continue the roll out of self-check-in kiosks in order to help reduce customer wait times and improve labor efficiencies.
Entertainment and Other Business Operations
We provide a variety of retail and entertainment offerings in our casinos and The LINQ Promenade. Zappos Theater at Planet Hollywood was ranked among the top theater venues in the United States in 2017 based on ticket sales. This award winning theater hosts several prominent headliners, such as the Backstreet Boys and Jennifer Lopez.
The LINQ Promenade and our retail stores offer guests a wide range of options from high-end brands and accessories to souvenirs and decorative items. The LINQ Promenade is an open-air dining, entertainment, and retail development located between The LINQ Hotel & Casino and Flamingo Las Vegas, and it features The High Roller, a 550-foot observation wheel.
Caesars Enterprise Services, LLC (“CES”), a services joint venture, was formed in 2014. CRC and CEOC LLC (collectively, the “Members”) and certain of their affiliates are granted certain intellectual property licenses in connection with an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), as amended, with Caesars License Company, LLC (“CLC”), Caesars World LLC (formerly Caesars World, Inc.) (“Caesars World”) and CES. CES also provides certain corporate, administrative and management services for the Members’ casino properties and casinos owned by unrelated third parties and manages certain enterprise assets and the other assets it owns, licenses or controls, and employs certain of the corresponding employees. On the Effective Date, the Total Rewards customer loyalty program, described below, was transferred from CEOC LLC to CES as an equity contribution.
As of December 22, 2017, as a result of the Third Amendment to the Omnibus Agreement, we concluded that CRC is the primary beneficiary of CES because it is most closely associated with CES and therefore CRC consolidates CES as a variable interest entity (“VIE”). Prior to consolidating CES, we accounted for our investment in CES as an equity method investment. See Note 1 for further information.

Sales and Marketing
Our Las Vegas properties are all strategically located in the heart of the Las Vegas market, with seven properties (Bally’s Las Vegas, The Cromwell, Flamingo Las Vegas, Harrah’s Las Vegas, The LINQ Hotel & Casino, Paris Las Vegas and Planet Hollywood) located at the center of the Las Vegas Strip near or adjacent to The LINQ Promenade. We expect our nearby Las Vegas Strip properties will benefit from the investments in, and the visitation to, these properties. Further, all of our Las Vegas properties benefit from their prime location in the attractive Las Vegas market and from their close proximity to other Caesars-affiliated casino properties, with which they share certain services and costs. We believe that operating multiple properties in the center of the Las Vegas Strip generates greater revenues and enables us to capture more of our customers’ gaming dollars than in markets where we have single properties competing individually against outside competition.
Our casino properties participate in Caesars Entertainment’s Total Rewards customer loyalty program along with many others Caesars-affiliated properties. Participating in Total Rewards, in conjunction with this distribution system, enables us to capture a larger share of our customers’ entertainment spending and compete more effectively.
Members who have joined Total Rewards can earn Reward Credits for qualifying gaming activity and qualifying hotel, dining and retail spending at all Caesars-affiliated properties in the United States, Canada and the United Kingdom. Members can also earn additional Reward Credits when they use their Total Rewards VISA credit card or make a purchase through a Total Rewards partner. Members can redeem their earned Reward Credits with Caesars for hotel amenities, casino free play and other items such as merchandise, gift cards, and travel.
Total Rewards is structured in tiers (designated as Gold, Platinum, Diamond or Seven Stars), each with increasing member benefits and privileges. Members are provided promotional offers based on their Tier Level, their engagement with Caesars-affiliated properties, aspects of their casino gaming play, and their preferred spending choices outside of gaming. Member information is also used in connection with various marketing promotions, including campaigns involving direct mail, email, our websites, mobile devices, social media, and interactive slot machines.
Intellectual Property
PHW Las Vegas, LLC is party to a licensing agreement with Planet Hollywood Resorts International, LLC and Planet Hollywood Memorabilia, Inc. (together, the “PH Licensors”), which are affiliates of Robert Earl, the original founder of the Planet Hollywood brand. The licensing agreement grants to PHWLV, LLC rights to use certain trademarks, domain names and intellectual property and to display and exhibit certain memorabilia owned by the PH Licensors. The initial term of the agreement runs through 2045 and the parties may by mutual agreement extend the term for two successive terms of ten years each. The license agreement was assigned by PHW Las Vegas, LLC to PHWLV, LLC in 2013, and Planet Hollywood Resorts International, LLC assigned the license agreement to PHRC License, LLC in 2014.
Pursuant to the Omnibus Agreement, CES grants to the properties owned, controlled or managed by its members, and their respective affiliates, non-exclusive licenses to all system-wide intellectual property used or contemplated to be used in connection with such properties. In addition, CES grants to the Harrah’s New Orleans and Bally’s Las Vegas managed facilities, an exclusive (subject to geographic restrictions) license in and to the “Harrah’s” and “Bally’s” names. CES grants to CEOC LLC, CRC and the properties owned or controlled by the members, including us, licenses to any intellectual property that CES develops or acquires in the future that is not a derivative of the intellectual property licensed to it. CES also grants to CRC and its subsidiaries a non-exclusive license to intellectual property specific to the properties controlled by CRC and its subsidiaries. CRC is further granted rights to use the Caesars trademark for corporate identification purposes.
Competition
The casino entertainment business is highly competitive. The industry is comprised of a diverse group of competitors that vary considerably in size and geographic diversity, quality of facilities and amenities available, marketing and growth strategies, and financial condition. In most regions, we compete directly with other casino facilities operating in the immediate and surrounding areas. In Las Vegas, our largest jurisdiction, competition has increased significantly. For example, the Genting Group is developing a casino and hotel called Resorts World Las Vegas and Marriott International and New York-based global real estate firm Witkoff are developing a casino and hotel called The Drew Las Vegas. Both are expected to open in 2020 on the northern end of the Las Vegas Strip. Further, Wynn Resorts has begun construction on Wynn Paradise Park adjacent to its existing property and announced plans for a Wynn West casino and hotel property. In response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. In June 2016, MGM announced that the Monte Carlo Resort and Casino will undergo $450 million in non-gaming renovations focused on room, food and beverage and entertainment enhancements and is expected to re-open in late 2018 as two newly branded hotels. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers. Our Las Vegas Strip hotels and casinos also compete, in part, with each other.

In recent years, many casino operators, including us, have been reinvesting in existing facilities, developing new casinos or complementary facilities, and acquiring established facilities. These reinvestment and expansion efforts combined with aggressive marketing strategies by us and many of our competitors have resulted in increased competition in many regions. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some areas. The expansion of casino properties and entertainment venues into new jurisdictions also presents competitive issues. Atlantic City, in particular, has seen a significant decline primarily due to the addition of gaming and room capacity associated with the expansion of gaming in Maryland, New York, and Pennsylvania. This has resulted in several casino closings in recent years.
Our properties also compete with legalized gaming from casinos located on Native American tribal lands. While the competitive impact on operations in Las Vegas from the continued growth of Native American gaming establishments in California remains uncertain, the proliferation of gaming in California and other areas located in the same regions as our properties could have an adverse effect on our results of operations. In addition, certain states have legalized, and others may legalize, casino gaming in specific areas, including metropolitan areas from which we traditionally attract customers.
We also compete with other non-gaming resorts and vacation areas, various other entertainment businesses, and other forms of gaming, such as state lotteries, on-and off-track wagering, video lottery terminals, and card parlors. Our non-gaming offerings also compete with other retail facilities, amusement attractions, food and beverage offerings, and entertainment venues. While we do not believe it to be the case, some have suggested that internet gaming could also create additional competition for us and could adversely affect our brick-and-mortar operations. We believe that internet gaming complements brick-and-mortar operations.
See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for a summary of key developments in 2017.
Seasonality
We believe that business at our regional properties outside of Las Vegas is subject to seasonality, including seasonality based on the weather in the markets in which they operate and the travel habits of visitors. Business in our properties can also fluctuate due to specific holidays or other significant events, such as Easter (particularly when the holiday falls in a different quarter than the prior year), the World Series of Poker tournament (with respect to our Las Vegas properties), city-wide conventions, a large sporting event or a concert, or visits by our premium players. We also believe that any seasonality, holiday, or other significant event may affect our various properties or regions differently.
Governmental Regulation
The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules, and regulations of the jurisdiction in which it is located. These laws, rules, and regulations generally concern the responsibility, financial stability, and character of the owners, managers, and persons with financial interests in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.
Our businesses are subject to various federal, state, and local laws and regulations, in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, smoking, environmental matters, employees, currency transactions, taxation, zoning and building codes, construction, land use, and marketing and advertising. We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results. See Item 1A, “Risk Factors,” for additional discussion.
Employee Relations
We have approximately 30,000 employees primarily located in Nevada, New Jersey and Louisiana, including those employed by CES. For Harrah’s New Orleans, the employee number does not include certain employees, such as part-time or on-call employees, that are included in the minimum number of people that we must employ at Harrah’s New Orleans pursuant to state and local laws and regulations.
Approximately 17,000 of our employees are covered by collective bargaining agreements. We currently have 27 collective bargaining agreements covering various employees in Las Vegas expiring in 2018. Three unions represent the employees covered by 26 of those expiring agreements. All agreements are subject to automatic extension unless one party gives 30 days’ prior notice of intent to terminate. No such notice has been given. The Company intends to negotiate renewal agreements for all collective bargaining agreements expiring.

ITEM 1A.	Risk Factors
Risks Related to Our Business
We may not realize any or all of our anticipated value creation opportunities, which would have a negative effect on our results of operations.
As part of our enterprise-wide strategy, we have implemented a program of continuous improvement designed to identify value creation opportunities to improve operations and results, including without limitation through identifying opportunities to improve profitability by reducing costs. Any cost savings or other value creation that we ultimately realize from such efforts may differ materially from originally anticipated amounts or be offset by other unanticipated developments. These plans are subject to numerous risks and uncertainties that may change at any time. We cannot assure you that cost savings or other value creation initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all.
We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could have a material adverse effect on our business, financial condition, results of operations, and prospects.
From time to time, we are a defendant in various lawsuits or other legal proceedings relating to matters incidental to our business. Some of these matters involve commercial or contractual disputes, intellectual property claims, legal compliance, personal injury claims and employment claims. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and, in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.
Compromises of our information systems or unauthorized access to confidential information or our customers’ personal information could materially harm our reputation and business.
We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with our customers staying at our hotels and enrolling in Total Rewards. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data are governed by state and federal privacy laws and regulations as well as the applicable laws and regulations in other countries in which we operate. Privacy law is an area that changes often and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.
We assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. We utilize commercially available software and technologies to monitor, assess and secure our network. Further, some of the systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, and other such systems are determined and controlled by us. Although we have taken steps designed to safeguard our customers’ confidential personal information and important internal company data, our network and other systems and those of third parties, such as service providers, could be compromised, damaged, or disrupted by a third party breach of our system security or that of a third-party provider or as a result of purposeful or accidental actions of third parties, our employees or those employees of a third party, power outages, computer viruses, system failures, natural disasters or other catastrophic events. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of a security breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that we are adequately protecting our information.
Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information, or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, damage our reputation and expose us to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on our financial condition, results of operations and cash flow.

Our reliance on our computer systems and software could expose us to great financial harm if any of our computer systems or software were subject to any material disruption or corruption.
We rely significantly on our computer systems and software to receive and properly process internal and external data, including data related to Total Rewards. A disruption or corruption of the proper functioning of our computer systems or software could cause us to lose data or record erroneous data, which could result in material losses. We cannot guarantee that our efforts to maintain competitive computer systems and software will be successful. Our computer systems and software may fail or be subject to bugs or other errors, resulting in service interruptions or other unintended consequences. If any of these risks materialize, they could have a material adverse effect on our business, financial condition and results of operations.
We may sell or divest different properties or assets as a result of our evaluation of our portfolio of businesses. Such sales or divestitures could affect our costs, revenues, profitability and financial position.
From time to time, we evaluate our properties and our portfolio of businesses and may, as a result, sell or attempt to sell, divest or spin-off different properties or assets (subject to any restrictions in the agreements governing our indebtedness and leases). These sales or divestitures affect our costs, revenues, profitability, financial position, liquidity and our ability to comply with our debt covenants. Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. In addition, current economic conditions and relatively illiquid real estate markets may result in fewer potential bidders and unsuccessful sales efforts. Expected costs savings, which are offset by revenue losses from divested properties, may also be difficult to achieve or maximize due to our fixed cost structure.
Reduction in discretionary consumer spending resulting from a downturn in the national economy, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors could negatively impact our financial performance and our ability to access financing.
Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; increases in payroll taxes; increases in gaming taxes or fees; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. Our business is susceptible to any such changes because our casino properties offer a highly-discretionary set of entertainment and leisure activities and amenities. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline if discretionary consumer spending declines, including during economic downturns, during which consumers generally earn less disposable income. Particularly, we have business concentrations in gaming offerings and in Las Vegas, which are sensitive to declines in discretionary consumer spending and changes in consumer preferences. During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings. While economic conditions have improved, there are no assurances that the gaming industry will continue to grow.
Our strategies to grow our business may be unsuccessful, which could have an adverse effect on our results of operations.
Our success depends in part on our ability to grow our business. In addition to increasing our revenues from operations, we plan to grow our business through (i) real estate development domestically and internationally, (ii) traditional mergers and acquisitions, (iii) expanding our Total Rewards partnerships, and (iv) pursuing licensing and management agreements to utilize our brands on third party-owned properties. Our ability to execute on our growth strategy is dependent upon, among other things, our ability to finance development projects and to obtain all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations, and upon risks inherent in acquisitions including the ability to finance acquisitions, the ability to integrate acquisitions, the ability to realize anticipated benefits of the acquisitions and the diversion of management’s attention from Company resources. In addition, we may be unsuccessful in identifying acceptable third parties for Total Rewards and for licensing and managing properties. As a result, we may not be able to realize the growth we expect from our strategies, which could have an adverse effect on our results of operations.
We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.
We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition, or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition, and results of operations. Furthermore, in many jurisdictions where we operate, licenses are granted for limited durations and require renewal from time to time. There can be no assurance that continued gaming activity will be approved in any referendum in the future. If we do not obtain the requisite approval in any future referendum, we will not be able to operate our gaming operations in Iowa, which would negatively impact our future performance.
From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact our operations. These smoking bans have adversely affected revenues and operating results at our properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.
Furthermore, because we are subject to regulation in each jurisdiction in which we operate, and because regulatory agencies within each jurisdiction review our compliance with gaming laws in other jurisdictions, it is possible that gaming compliance issues in one jurisdiction may lead to reviews and compliance issues in other jurisdictions.
The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition, and results of operations.
Any violation of the Bank Secrecy Act or other similar anti-money laundering laws and regulations could have a negative impact on us.
We deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering (“AML”) regulations. In recent years, governmental authorities have been increasingly focused on AML policies and procedures, with a particular focus on the gaming industry. Any violation of AML or regulations by any of our resorts could have a negative effect on our results of operations.
Our debtholders may be subject to extensive governmental regulation and if a debtholder is found unsuitable by the gaming authority, that debtholder would not be able to beneficially own any interests in our Company directly or indirectly.
In many jurisdictions, any of our interest holders or holders of our debt securities, including the Notes, may be required to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security, in a public corporation which is registered with the Gaming Commission may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable must apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Gaming Commission a sum of money which, in the sole discretion of the Gaming Commission, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Gaming Commission to pay final costs and charges. Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts 38 that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions. Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. Under Maryland gaming laws, we may not sell or otherwise transfer more than 5% of the legal or beneficial interest in Horseshoe Baltimore without the approval of the Maryland Lottery and Gaming Control Commission, or the Maryland Commission, after the Maryland Commission determines that the transferee is qualified or grants the transferee an institutional investor waiver. Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest. In Indiana, for example, a person may not have an ownership interest in more than two Indiana riverboat owner’s licenses, and in Maryland an individual or business entity may not own an interest in more than one video lottery facility.

If we are unable to effectively compete against our competitors, our profits will decline.
The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each region in which we participate may have greater financial, marketing, or other resources than we do, and there can be no assurance that they will not engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various regions in which we participate, we cannot ensure that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various regions could adversely affect our business, financial condition, results of operations, and cash flow.
In recent years, many casino operators, including us, have been reinvesting in existing jurisdictions to attract new customers or to gain market share, thereby increasing competition in those jurisdictions. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some areas. In Las Vegas, our largest jurisdiction, competition has increased significantly. For example, the Genting Group is developing a casino and hotel called Resorts World Las Vegas and Marriott International and New York-based global real estate firm Witkoff are developing a casino and hotel called The Drew Las Vegas. Both are expected to open in 2020 on the northern end of the Strip. Further, Wynn Resorts has begun construction on Wynn Paradise Park adjacent to its existing property and announced plans for a Wynn West casino and hotel property. In response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings and new entertainment offerings. In June 2016, MGM announced that the Monte Carlo Resort and Casino will undergo $450 million in non-gaming renovations focused on room, food and beverage and entertainment enhancements and is expected to re-open in late 2018 as two newly branded hotels. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain areas, including Atlantic City. Growth in consumer demand for non-gaming offerings could also negatively impact our gaming revenue.
In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, Louisiana, and Atlantic City and by the initiation and growth of online gaming in Nevada, Louisiana and other states. In addition, our operations located in New Jersey may be adversely impacted by the expansion of gaming in Maryland, New York and Pennsylvania, our operations in Louisiana may be adversely impacted by the expansion of gaming in Mississippi and the Gulf Coast, and our operations located in Nevada may be adversely impacted by the expansion of gaming in California. We also anticipate additional competition in Atlantic City as the Hard Rock (formerly the Taj Mahal) is anticipated to open in the summer of 2018 and the Revel casino is anticipated to reopen at some point in the near future. Both openings will add competition and will negatively impact our Atlantic City operations.
In addition, the gaming industry has expanded into new jurisdictions in which gaming was not previously permitted. This growth is likely to continue in the future and will result in increased competition for our facilities in the jurisdictions in which we operate.
If we cannot attract, retain and motivate employees, we may be unable to compete effectively, and lose the ability to improve and expand our businesses.
Our success and ability to grow depend, in part, on our ability to hire, retain and motivate sufficient numbers of talented people with the increasingly diverse skills needed to serve clients and expand our business in many locations around the world. We face intense competition for highly qualified, specialized technical, managerial, and consulting personnel. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, our substantial indebtedness and CEOC’s Chapter 11 proceedings have made recruiting executives to our businesses more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.
Our business may be subject to seasonal fluctuations that could result in volatility and have an adverse effect on our operating results.
Our business may be subject to some degree of seasonality. Weather conditions may deter or prevent customers from reaching the facilities or undertaking trips. Such conditions would particularly affect customers who are traveling longer distances to visit our casino properties. Seasonality may cause our casino properties working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. Business in our properties can also fluctuate due to specific holidays or other significant events, such as Easter (particularly when the holiday falls in a different quarter than the prior year), the World Series of Poker tournament (with respect to our Las Vegas properties), city-wide conventions, a large sporting event or a concert, or visits by our premium players. We also believe that any seasonality, holiday, or other significant event may affect our various properties or regions differently. These factors, among other things, make forecasting more difficult and may adversely affect our casino properties ability to manage working capital and to predict financial results accurately, which could adversely affect our business, financial condition and operating results.
Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.
We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices that affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.
Win rates (hold rates) for our casino operations depend on a variety of factors, some of which are beyond our control.
The gaming industry is characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, win rates (hold percentages) are also affected by the spread of table limits and factors that are beyond our control, such as a player’s skill, experience, and behavior, the mix of games played, the financial resources of players, the volume of bets placed, and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at our casinos may differ from the theoretical win rates we have estimated and could result in the winnings of our gaming customers exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations, and cash flows.
We face the risk of fraud, theft, and cheating.
We face the risk that gaming customers may attempt or commit fraud or theft or cheat in order to increase winnings. Such acts of fraud, theft, or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Additionally, we also face the risk that customers may attempt or commit fraud or theft with respect to our non-gaming offerings or against other customers. Such risks include stolen credit or charge cards or cash, falsified checks, theft of retail inventory and purchased goods, and unpaid or counterfeit receipts. Failure to discover such acts or schemes in a timely manner could result in losses in our operations. Negative publicity related to such acts or schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flows.
We may not be able to protect the intellectual property rights we own or may be prevented from using intellectual property necessary for our business.
The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. We rely primarily on trade secret, trademark, domain name, copyright, and contract law to protect the intellectual property and proprietary technology we own. We also actively pursue business opportunities in the United States and in international jurisdictions involving the licensing of our trademarks to third parties. It is possible that third parties may copy or otherwise obtain and use our intellectual property or proprietary technology without authorization or otherwise infringe on our rights. For example, while we have a policy of entering into confidentiality, intellectual property invention assignment and/or non-competition and non-solicitation agreements or restrictions with our employees, independent contractors and business partners, such agreements may not provide adequate protection or may be breached, or our proprietary technology may otherwise become available to or be independently developed by our competitors. The laws of some foreign countries may not protect proprietary rights or intellectual property to as great an extent as do the laws of the United States. Despite our efforts to protect our proprietary rights, the unauthorized use or reproduction of our trademarks could diminish the value of our trademarks and our market acceptance, competitive advantages or goodwill, which could adversely affect our business.
Third parties have alleged and may in the future allege that we are infringing, misappropriating or otherwise violating their intellectual property rights. Third parties may initiate litigation against us without warning, or may send us letters or other communications that make allegations without initiating litigation. We may elect not to respond to these letters or other communications if we believe they are without merit, or we may attempt to resolve these disputes out of court by negotiating a license, but in either case it is possible that such disputes will ultimately result in litigation. Any such claims could interfere with our ability to use technology or intellectual property that is material to the operation of our business. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties, such as entities that purchase intellectual property assets for the purpose of bringing infringement claims. We also periodically employ individuals who were previously employed by our competitors or potential competitors, and we may therefore be subject to claims that such employees have used or disclosed the alleged trade secrets or other proprietary information of their former employers.

In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management. If unsuccessful, such litigation could result in the loss of important intellectual property rights, require us to pay substantial damages, subject us to injunctions that prevent us from using certain intellectual property, require us to make admissions that affect our reputation in the marketplace and require us to enter into license agreements that may not be available on favorable terms or at all. Finally, even if we prevail in any litigation, the remedy may not be commercially meaningful or fully compensate us for the harm we suffer or the costs we incur. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
We cannot assure you that we will be able to retain our performers and other entertainment offerings on acceptable terms or at all.
The properties’ entertainment offerings are only under contract for a limited time. For example, our contract with Britney Spears expired in December 2017, and our contract with Jennifer Lopez is set to expire in 2018. These and other of our performers draw customers to our properties and are a significant source of our revenue. We cannot assure you that we will be able to retain our performers or other shows on acceptable terms or at all. In addition, the third parties which we depend on for the properties’ entertainment offerings may become incapable or unwilling to provide their services at the level agreed upon or at all. These and other of our entertainment offerings draw customers to the properties and are a significant source of our revenue.
Furthermore, the properties are managed by CES, which also manages other Las Vegas properties owned by Caesars Entertainment and its other subsidiaries, and our entertainment offerings will be determined by CES and not by us. If we are unable to retain our resident performers or engage replacement performers of comparable popularity on acceptable terms, or if the third parties on which we depend to determine and negotiate contracts for the properties’ entertainment offerings were to become incapable or unwilling to provide their services at the level agreed upon or at all, we may suffer a decline in visitors to the properties and a loss of profits. We also rely on other third parties to manage other entertainment offerings at the properties, including certain of the nightclubs, bars and restaurants.
We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit customers.
We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. Gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis, and judgments on gaming debts in such jurisdictions are enforceable in all U.S. states under the Full Faith and Credit Clause of the U.S. Constitution. However, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.
Acts of terrorism, war, natural disasters, severe weather and political, economic and military conditions may impede our ability to operate or may negatively impact our financial results.
Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of our properties in Las Vegas use air travel. As a result of terrorist acts that occurred on September 11, 2001, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. Visitation to Las Vegas also declined following the mass shooting tragedy on October 1, 2017. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq and Afghanistan and/or Syria or other countries throughout the world, and governmental responses to those acts or hostilities, will directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect our properties, we would likely be adversely affected.
In addition, natural and man-made disasters such as major fires, floods, severe snowstorms, hurricanes, earthquakes, and oil spills could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted.
In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we may receive no proceeds from insurance.
Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.
As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.
We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.
We perform our annual goodwill impairment assessment as of October 1. We perform this assessment more frequently if impairment indicators exist. We performed our annual goodwill impairment test by comparing the fair value of each reporting unit with its carrying amount. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”), valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.
We perform our annual impairment assessment of other non-amortizing intangible assets as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the “Relief from Royalty Method” and “Excess Earnings Method” under the income approach.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. As necessary, we typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment, may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors.
Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business resulted in impairment charges during the year ended December 31, 2014. If one or more of such events occurs in the future, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our consolidated financial statements.
Work stoppages and other labor problems could negatively impact our future profits.
Some of our employees are represented by labor unions and, accordingly, we are subject to the risk of work stoppages or other labor disruptions from time to time. Also, wage and/or benefit increases resulting from new labor agreements may be significant and could also have an adverse impact on our results of operations.
The Company currently has 27 collective bargaining agreements covering various employees in Las Vegas expiring in 2018. Three unions represent the employees covered by 26 of those expiring agreements. All agreements are subject to automatic extension unless one party gives 30 days’ prior notice of intent to terminate. No such notice has been given. The Company intends to negotiate renewal agreements for all collective bargaining agreements expiring and is hopeful that it will be able to reach agreements with the respective unions without any work stoppage. Work stoppages and other labor disruptions could have a material adverse impact on the Company’s operations. See “Business-Employee Relations” for more information.
From time to time, we have also experienced attempts by labor organizations to organize certain of our non-union employees. These efforts have achieved some success to date. We cannot provide any assurance that we will not experience additional and successful union activity in the future. The impact of this union activity is undetermined and could negatively impact our profits.
We may be subject to material costs and liabilities under environmental laws, including as a result of unknown environmental contamination.
Our business is subject to certain federal, state and local environmental, health and safety laws, regulations and ordinances that govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/non-hazardous waste, and that also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Our failure to comply with these laws, including any required permits or licenses, could result in substantial fines or possible revocation of our authority to conduct some of our operations. Certain of these laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances and regardless of whether the practices that resulted in the contamination were legal at the time that they occurred. Should unknown contamination be discovered on any of the properties, or should a release of hazardous substances occur on any of the properties, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and cleanup costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair our ability to use or develop the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect us even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect our business. New and more stringent environmental, health and safety regulations and permit requirements or stricter interpretations of current laws or regulations, such as those related to climate change, could also impose substantial additional costs on our business.
Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may be unable to obtain the same level of insurance coverage.
We may suffer damage to our property caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt our business or subject it to claims by third parties who are injured or harmed. Although we maintain insurance (including property, casualty, terrorism and business interruption), it may be inadequate or unavailable to cover all of the risks to which our business and assets may be exposed. In several cases we maintain extremely high deductibles or self-insure against specific losses. Should an uninsured loss (including a loss that is less than our deductible) or loss in excess of insured limits occur, it could have a significant adverse impact on our operations and revenues.
We generally renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future we may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.
The success of third parties adjacent to our properties is important to our ability to generate revenue and operate our business and any deterioration to their success could materially adversely affect our revenue and result of operations.
In certain cases, we do not own the businesses and amenities adjacent to our properties. However, the adjacent third-party businesses and amenities stimulate additional traffic through our complexes, including the casinos, which are our largest generators of revenue. Any decrease in the popularity of, or the number of customers visiting, these adjacent businesses and amenities may lead to a corresponding decrease in the traffic through our complexes, which would negatively affect our business and operating results. Further, if newly opened properties are not as popular as expected, we will not realize the increase in traffic through our properties that we expect as a result of their opening, which would negatively affect our business projections.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms or at all.
We intend to continue to make significant investments to support our business growth, and may require additional funds to respond to business challenges, expand into new markets, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Any debt financing we secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on favorable terms, if at all. There can be no assurances that we could pursue a future offering of securities at an appropriate price to raise the necessary financing. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, which could have a material adverse effect on our respective business, financial condition and operating results.

Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.
We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the (“PPA”), requires under-funded pension plans to improve their funding ratios. Based on the information available to us, some of the multi-employer plans to which we contribute are either “critical” or “endangered” as those terms are defined in the PPA. Specifically, the HEREIU Intermediary Plan (a spin-off of the Pension Plan of the UNITE HERE National Retirement Fund, effective January 1, 2018) is less than 65% funded. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, due to the withdrawal of all its contributing employers (a mass withdrawal), or in the event of a withdrawal by us, which we consider from time to time, we would be required to make payments to the plan for our proportionate share of the unfunded vested liabilities and that would have a material adverse impact on our consolidated financial condition, results of operations and cash flows.
Certain arrangements entered into in connection with CEOC’s emergence from bankruptcy may have a negative impact on our business and operating condition.
Under certain call right agreements entered into in connection with CEOC’s emergence from bankruptcy, VICI will have a right for five years to purchase and leaseback interests in the real property assets associated with Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans properties owned by the Company, at the price calculated in accordance with the applicable call right agreement, which could also impose additional lease payments and other obligations. The price under the call right agreements, if exercised, may be less than the fair market value of the affected property at such time; in which case, the Company may be forced to sell such property to VICI for an amount that would be less than what it might realize in an arm’s length sale to a third party.
Because a majority of our major gaming resorts are concentrated on the Las Vegas Strip, we are subject to greater risks than a gaming company that is more geographically diversified.
Given that a majority of our major resorts are concentrated on the Las Vegas Strip, our business may be significantly affected by risks common to the Las Vegas tourism industry. For example, the cost and availability of air services and the impact of any events that disrupt air travel to and from Las Vegas can adversely affect our business. We cannot control the number or frequency of flights to or from Las Vegas, but we rely on air traffic for a significant portion of its visitors. Reductions in flights by major airlines as a result of higher fuel prices or lower demand can impact the number of visitors to our resorts. Additionally, there is one principal interstate highway between Las Vegas and Southern California, where a large number of our customers reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our facilities.
We face potential adverse effects from tenant bankruptcies, which could negatively affect future profits.
Bankruptcy filings by tenants located in our properties may occur in the course of our operations. We will seek to re-lease vacant spaces resulting from tenant terminations. The bankruptcy of a tenant may make it more difficult to lease the remainder of the affected properties. Future tenant bankruptcies could adversely affect our properties or impact our ability to successfully execute our re-leasing strategy. See “Risks related to our dependence on Caesars Entertainment, CEOC LLC and CES-A default by Caesars Entertainment or CEOC LLC on certain of their respective debt obligations could adversely affect our business, financial condition and operating results.”
Planet Hollywood licenses the Planet Hollywood brand from affiliates of Robert Earl and there can be no assurances that the Planet Hollywood brand would not be negatively impacted by its use outside of our control.
Affiliates of Robert Earl license certain intellectual property relating to the operation of the Planet Hollywood Resort & Casino to Planet Hollywood. See “Business-Intellectual Property.” The license includes certain trademarks, domain names and intellectual property and the right to display and exhibit certain memorabilia on the Planet Hollywood premises. Planet Hollywood has invested significant time and financing to establish its brand as a Hollywood-themed entertainment and non-gaming destination. The expiration or termination, or modification of the terms, of this license may have a materially adverse effect on Planet Hollywood’s, and therefore our, business, financial conditions and operations results.
In addition, the Planet Hollywood brand is used by affiliates of Robert Earl in Hollywood-themed restaurants and shops around the United States and internationally. Any negative events associated with the use of the Planet Hollywood brand with these restaurants and shops may be out of our control, and may negatively impact the brand’s image for the Planet Hollywood casino, which could harm Planet Hollywood’s, and therefore our, business, financial conditions and results of operations.

Our historical financial information may not be a reliable indicator of our future results.
Our historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.
Risks Related to Our Indebtedness and Rental Obligations
Our substantial indebtedness and the fact that a significant portion of our cash flow is used to make interest payments and rent payments under the HLV Lease Documents could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments and rent payments.
We are a highly-leveraged company and had $6.4 billion in debt outstanding under our credit facilities and notes as of December 31, 2017. As a result, a significant portion of our liquidity needs are for debt service on such indebtedness, including significant interest payments. Our estimated debt service (including principal and interest) on our credit facilities and notes is $357 million for 2018 and $8.4 billion thereafter to maturity for our currently outstanding indebtedness under our credit facilities and notes.
See Note 10 for details of our debt outstanding and related restrictive covenants.
Our substantial indebtedness and the restrictive covenants under the agreements governing such indebtedness, and indebtedness of, or guaranteed by, our affiliates (on whom we depend for various services), could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, rent payment requirements, strategic initiatives or other purposes;

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness and the HLV Lease Documents, and any failure to comply with the obligations of any of our debt instruments or HLV Lease Documents, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness or such HLV Lease Documents;

•
require that a substantial portion of our cash flow from operations be dedicated to the payment of rent and interest and repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than certain of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict the availability for us to make strategic acquisitions, develop new gaming facilities, introduce new technologies or exploit business opportunities;

•	affect our ability to renew certain gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness and the HLV Lease Documents, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.
Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our outstanding debt obligations and lease obligations.
Our ability to satisfy our debt obligations and lease obligations will depend upon, among other things:

•
our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under our credit facilities, the availability of which depends on, among other things, our complying with the covenants thereunder.
Our debt agreements contain restrictions that limit our flexibility in operating our business.
Our debt agreements contain, and the agreements governing any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.
As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.
We have pledged a significant portion of our assets as collateral under our secured debt agreements. If any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.
We are required to satisfy and maintain specified financial ratios under the agreements governing our revolving credit facilities if and when specified amounts are drawn and outstanding under our revolving credit facility. See Note 10 for further information. Our ability to meet the financial ratios under our debt agreements can be affected by events beyond our control, and there can be no assurance that we will be able to continue to meet those ratios.
A failure to comply with the covenants contained in the agreements that govern our indebtedness could result in an event of default thereunder, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our indebtedness, the lenders or noteholders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all indebtedness outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; and/or

•	require us to apply all of our available cash to repay such indebtedness.
Such actions by the lenders or noteholders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our secured credit facilities could proceed against the collateral granted to them to secure that indebtedness.
If the indebtedness under our credit facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.
We are subject to certain leasing and related arrangements which may have a negative impact on our business and operations.
We and one of our subsidiaries are parties to a lease agreement and guaranty relating to Harrah’s Las Vegas (the “HLV Lease Documents”), whereby our subsidiary leases Harrah’s Las Vegas from a subsidiary of VICI (“PropCo Landlord”) and we guarantee the payment and performance of all monetary obligations of our subsidiary under such lease.
In addition, CEC has entered into call right agreements with VICI pursuant to which VICI has the right to purchase and lease back to us and our subsidiaries interests in the real property and the related fixtures associated with Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans, which could also impose additional lease payments and other obligations on our subsidiaries and us.
If our businesses and properties fail to generate sufficient earnings, the payments required to service the HLV Lease Documents and any lease agreements entered into in connection with the call right agreements may materially and adversely limit our ability to make investments to maintain and grow our portfolio of businesses and properties. Additionally, we may be subject to other significant obligations under such lease agreements and any related guarantees, which could materially and adversely affect our business and operating results, if our subsidiaries that operate the assets subject to such leases are unable to satisfy their lease payments and other monetary obligations thereunder.
The HLV Lease Documents and any leases entered into in connection with the call right agreements generally impose restrictions on our business activities and those of our applicable subsidiaries, including restrictions on transfers of the leased properties, requirements to make specified minimum levels of capital expenditures and limitations regarding how the leased properties may be operated. Compliance with the restrictions in such lease documents may constrain our ability to implement any growth plans as well as its flexibility to react and adapt to unexpected operational challenges and adverse changes in economic and legal conditions. Additionally, with respect to properties leased pursuant to any such leases, , we generally will be required to restore properties that are damaged by casualties regardless of whether any insurance proceeds are sufficient to pay for the restoration.
Our subsidiary that leases Harrah’s Las Vegas is required to pay a significant portion of its cash flow from operations to PropCo Landlord pursuant to and subject to the terms and conditions of the HLV Lease Documents, which could adversely affect its ability to fund its operations or development projects, raise capital, make acquisitions, and otherwise respond to competitive and economic changes.
Our subsidiary that leases Harrah’s Las Vegas is required to pay a significant portion of its cash flow from operations to PropCo Landlord pursuant to and subject to the terms and conditions of the HLV Lease Documents. As a result of this commitment, its ability to fund its own operations or development projects, raise capital, make acquisitions and otherwise respond to competitive and economic changes may be adversely affected. For example, its obligations under the HLV Lease Documents may:

•	make it more difficult for this subsidiary to satisfy its obligations with respect to its indebtedness and to obtain additional indebtedness;

•	increase this subsidiary’s vulnerability to general or regional adverse economic and industry conditions or a downturn in its business;

•
require this subsidiary to dedicate a substantial portion of its cash flow from operations to making lease payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit this subsidiary’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	restrict this subsidiary’s ability to raise capital, make acquisitions and divestitures and engage in other significant transactions.
In the event that we or our subsidiaries enter into any additional lease agreements with VICI pursuant to the call right agreements relating to Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans, those lease agreements likely would have similar impacts on us or our subsidiaries that are party to them.
Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.
Harrah’s Las Vegas is leased and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, consents and approvals, charges and our relationship with PropCo Landlord, which could have a material adverse effect on our business, financial position or results of operations.
Harrah’s Las Vegas is leased pursuant to the HLV Lease Documents and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, consents and approvals, charges and our relationship with PropCo Landlord, which could have a material adverse effect on our business, financial position or results of operations. If VICI exercises its rights under the call right agreement CEC has entered into with it, additional properties that are currently owned by our subsidiaries would instead be leased from VICI. Termination of any or all of the HLV Lease Documents or any lease agreements entered into in connection with the call right agreements would result in our subsidiaries losing some or all of their rights with respect to the applicable properties and could result in a default under our debt agreements and could have a material adverse effect on our business, financial position or results of operations. In the event of certain terminations of the HLV Lease Documents or any lease agreements entered into in connection with the call right agreements, , our applicable subsidiaries may be required to cooperate to transfer all personal property located at the applicable facility to a designated successor. Moreover, since as lessees our subsidiaries do not completely control the land and improvements underlying their operations, PropCo Landlord as lessor could take certain actions to disrupt our subsidiaries’ rights in the facilities leased under the HLV Lease Documents and any lease agreements entered into in connection with the call right agreements which are beyond our control. If PropCo Landlord chose to disrupt our subsidiaries’ use either permanently or for a significant period of time, then the value of their assets could be impaired and their business and operations could be adversely affected. There can also be no assurance that we and our subsidiaries will be able to comply with our obligations under the HLV Lease Documents and any lease agreements entered into in connection with the call right agreements in the future. In addition, if PropCo Landlord has financial, operational, regulatory or other challenges there can be no assurance that PropCo Landlord will be able to comply with its obligations under its agreements with us or our subsidiaries.The HLV Lease Documents are a type of lease that is commonly known as a triple net lease. Accordingly, in addition to rent, our subsidiary that is the tenant under the HLV Lease Documents is required to pay all operating costs associated with the respective facilities, including the payment of taxes, insurance and all repairs, and providing indemnities to PropCo Landlord against liabilities associated with the operations of each facility. Our applicable subsidiary is responsible for incurring the costs described in the preceding sentence notwithstanding the fact that many of the benefits received in exchange for such costs may in part accrue to PropCo Landlord as owner of the associated facilities. In addition, if Harrah’s Las Vegas should prove to be unprofitable, our applicable subsidiary could remain obligated for lease payments and other obligations under the HLV Lease Documents even if it decides to withdraw from operating Harrah’s Las Vegas. Our applicable subsidiary could incur special charges relating to the closing of Harrah’s Las Vegas including lease termination costs, impairment charges and other special charges that would reduce its net income and could have a material adverse effect on our business, financial condition and results of operations.
Any lease agreements entered into in connection with the call right agreements relating to Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans likely would have substantially the same terms as the HLV Lease Documents and therefore would give rise to similar risks.
We may be unable to generate sufficient cash to service all of our indebtedness and lease commitments, and may be forced to take other actions to satisfy our obligations under our indebtedness and lease commitments that may not be successful.
We may be unable to generate sufficient cash flow from operations, or may be unable to draw under our credit facilities or otherwise, in an amount sufficient to fund our liquidity needs. Our operating cash inflows are typically used for operating expenses, debt service costs, lease payments, working capital needs, and capital expenditures in the normal course of business. Our operating cash flow was $431 million in 2016 and $517 million in 2017. Our estimated debt service (including principal and interest) is $357 million for 2018 and $8.4 billion thereafter to maturity for our outstanding indebtedness and our estimated financing obligation is $80 million for 2018 and $2.9 billion thereafter to maturity for our outstanding lease arrangements. If we are unable to service our debt obligations or pay our financing obligations, there can be no assurances that our business will continue in its current state.
See Note 10 for details of our debt outstanding and Note 8 for details of our lease commitments.
We may incur additional indebtedness and lease commitments, which could adversely affect our ability to pursue certain business opportunities.
We and our subsidiaries may incur additional indebtedness and lease commitments at any time and from time to time in the future. Although the terms of the agreements governing our indebtedness and lease commitments contain restrictions on our ability to incur additional indebtedness and certain types of lease commitments, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness and lease commitments incurred in compliance with these restrictions could be substantial. For example, as of December 31, 2017, we had $1 billion of additional borrowing capacity available under our senior secured credit facility. We may consider incurring additional indebtedness in the future to fund our growth strategy, including without limitation, our pending acquisition of Centaur Holdings, LLC.
Our debt agreements allow for limited future issuances of additional secured or unsecured indebtedness, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under our credit facilities. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing our outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. We have raised and expect to continue to raise debt, including secured debt, to directly or indirectly refinance our outstanding unsecured debt on an opportunistic basis, as well as development and acquisition opportunities. Additional indebtedness would require greater servicing payments, and accordingly, may affect our future liquidity and limit our ability to pursue certain opportunities and implement any growth plans in the future.
Repayment of our debt, including required principal and interest payments on our credit facilities and notes, is dependent on cash flow generated by our subsidiaries.
Our subsidiaries currently own a substantial portion of our assets and conduct a substantial portion of our operations. Accordingly, repayment of our indebtedness, including our credit facilities and notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on our credit facilities or notes or to make funds available for that purpose (other than with respect to subsidiary guarantees). Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our credit facilities and notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the CRC Notes.
Any default under the agreements governing our indebtedness, including a default under the CRC Senior Secured Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave us unable to pay principal, premium, if any, or interest on the CRC Notes and could substantially decrease the market value of the CRC Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the CRC Senior Secured Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the CRC Revolving Credit Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the CRC Senior Secured Credit Facilities to avoid being in default. If we breach our covenants under the CRC Senior Secured Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the CRC Senior Secured Credit Facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.
Risks Related to Our Dependence on Caesars Entertainment, CEOC LLC and CES
We are dependent on Caesars Entertainment, CEOC LLC and CES and its subsidiaries to manage our properties and provide corporate services, back-office support and business advisory services through the Omnibus Agreement. We cannot operate without the services provided by subsidiaries of Caesars Entertainment and will be adversely affected if the Omnibus Agreement is terminated.
We are dependent on Caesars Entertainment and its subsidiaries for a number of management functions. In particular, pursuant to the Omnibus Agreement, CES, a services joint venture between CEOC LLC and us, manages our properties and provides us with access to Caesars Entertainment’s management expertise, intellectual property, back office services and Total Rewards; administrative operations and costs are allocated among the members of CES for providing such services. These operations include, but are not limited to, information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services. If the quality of the services provided by CES, or the terms under which CES provides services or licenses intellectual property, change in a manner that is adverse to our properties, it could have a material adverse effect on our business, financial condition and operating results. In addition, key members of management for our properties are employed by CES. For example, the management team of Paris Las Vegas is employed by CES and also has responsibility for Planet Hollywood and Bally’s Las Vegas.
In addition, if the Omnibus Agreement were to be terminated and not replaced, or if CES were to suffer significant liquidity or operational difficulties, becoming incapable of licensing intellectual property or providing support and management services (at agreed upon levels or at all), or if CES were to cease operations altogether, we would no longer have access to the intellectual property licensed by CES or the operational support and management expertise provided by Caesars Entertainment, which could have a material adverse effect on our business, financial condition and operating results.
Any failure by us to obtain the operational and management support of Caesars Entertainment and its subsidiaries, and particularly any failure by us to obtain Caesars Entertainment’s expertise in operating casinos or maintaining access to system-wide intellectual property, including Total Rewards, would adversely affect our business, financial condition and operating results.
We do not control 100% of CES and the interests of our co-investor may not align with our interests.
We and CEOC LLC are members of CES, and we and our subsidiaries rely on CES to provide us with intellectual property licenses and property management services, among other services. The members of CES are required to contribute as necessary to fund CES’s operating costs and capital requirements in accordance with the terms of the operating agreement that governs CES. The amount the Company will be required to fund in the future may be greater than its initial contributions, and will be subject to the review and approval of the CES steering committee. Even after giving effect to the CRC Merger, we do not control 100% of CES, and conflicts of interest may arise, as our interests may not align fully with those of CEOC LLC. Actions requiring unanimous consent include any decision with respect to liquidation or dissolution of CES, merger, consolidation or sale of all or substantially all the assets of CES, usage of CES assets in a manner inconsistent with the purposes of CES, material amendment to CES’ operating agreement, admission of new investors to CES and filing of any bankruptcy or similar action by CES. Thus, CEOC LLC may block those actions requiring unanimous consent of the members notwithstanding that such actions are in our interest. As of the date of the CRC Merger, CRC owned 31% of CES and CEOC LLC owned 69% of CES.
We are dependent on the expertise of Caesars Entertainment’s and CES’s senior management, who may not be directly invested in our success, which may have an adverse effect on our business, financial condition and operating results.
We rely a great deal on the expertise and guidance of Caesars Entertainment’s senior management who do not receive direct compensation from us. As a result, Caesars Entertainment’s senior management may devote substantially less time to the business and operations of us than were they to be employed by us. The LINQ Promenade and the High Roller observation wheel require additional time and resources from Caesars Entertainment’s and CES’ management, and they may not be able to divert such time and resources or may be unsuccessful in managing this new endeavor. The individuals who manage the properties are compensated based on the performance of the Caesars properties in the city in which they operate, not on the performance of the properties alone, and some of our key managers also manage other Caesars properties. As a result, the interests of our property managers may not be directly aligned with ours. Senior management that is not invested in the success of our business may have an adverse effect on our business, financial condition and operating results.
The loss of the services of key personnel from Caesars Entertainment or CES could have a material adverse effect on our business, financial condition and operating results.
We believe that the leadership of Caesars Entertainment’s and CES’ senior management has been a critical element of Caesars Entertainment’s success. The advisory and management services provided to us depend on this senior management. Caesars Entertainment’s and CES’ other executive officers and other members of senior management have substantial experience and expertise in our business that we believe will make significant contributions to our growth and success. Additionally, we rely on other Caesars Entertainment and CES employees and teams to operate our business. For example, CES’ marketing team, which works with all of Caesars Entertainment’s properties, has the responsibility for marketing for our properties.
The unexpected loss of services of one or more members of Caesars Entertainment’s or CES’ management and key employees could also adversely affect us. The death or disability of, or other extended or permanent loss of services, or any negative market or industry perception of Caesars Entertainment’s or CES’ senior management could have a material adverse effect on our business. We are not protected by key man insurance.
A default by Caesars Entertainment or CEOC LLC on certain of their respective debt obligations could adversely affect our business, financial condition and operating results.
A default by Caesars Entertainment or CEOC LLC on certain of their respective debt obligations, including Caesars Entertainment’s $1.1 billion of 5% convertible senior notes due 2024 and CEOC LLC’s $1.5 billion term loan, or a default by CEOC LLC on its lease obligations, could adversely affect our business, financial condition and operating results. Caesars Entertainment (including its consolidated subsidiaries as well as CEOC LLC) is a highly leveraged company, and its subsidiaries, including us, have pledged a significant portion of our collateral under certain of Caesars Entertainment’s obligations. If Caesars Entertainment or its subsidiaries (including CEOC LLC), other than the Company and its subsidiaries, were to default on its obligations, its creditors could exercise significant influence over our business. We are dependent on a number of services from Caesars Entertainment, CES and other subsidiaries of Caesars Entertainment, including pursuant to the Omnibus Agreement. If Caesars Entertainment and/or any of its subsidiaries (including CEOC LLC, but excluding the Company and its subsidiaries) file for bankruptcy protection under the U.S. Bankruptcy Code, their filing may materially and adversely affect our assets and operations. For example, in the event of a default by Caesars Entertainment or CEOC LLC, its lenders or their successors may elect to reject the Omnibus Agreement as an executory contract in a bankruptcy proceeding. The result of this influence and any related disruption in our business could have a material adverse effect on our business, financial condition and operating results.
Caesars Entertainment’s interests may conflict with our interests.
The interests of Caesars Entertainment could conflict with our interests. Caesars Entertainment is in a casino and entertainment business similar to ours and may, from time to time in the future, pursue for itself acquisitions that would be complementary to our business, in which case, and as a result, those acquisition opportunities would not be available to us. Without access to acquisition opportunities, we will be limited in growing our business.
The success of our business depends in part on our continued participation in Caesars Total Rewards customer loyalty program. If casinos owned by us are unable to access the Total Rewards customer loyalty program database, it could have a material adverse impact on our business.
The success of our business depends in part on our ability to direct targeted marketing efforts to important casino and hospitality customers. The ability of our business to undertake those marketing efforts depends to a significant extent on its continued

participation in Total Rewards owned and maintained by CES and its subsidiaries licensed to us pursuant to the Omnibus Agreement. In connection with this program, the casinos owned by us can develop information which allows them to track casino play and award complimentaries and other promotional opportunities to their customers. Complimentaries and other similar rewards are customarily offered by casino and gaming facilities to their customers and are important incentives to those customers. If the casinos owned by us are unable to access the Total Rewards database, it could have a material adverse impact on our business, financial condition and operating results. Participation in Total Rewards is one of our competitive strengths and our business and growth strategy are, in part, based on tracked play and targeted marketing efforts.
We rely on tracked play and cross-property play to generate revenue at our properties. In the past, the removal of Total Rewards from a casino property has resulted in negative impacts on such property’s financial results. Similarly, if we are unable to access the Total Rewards database, we expect our annual revenue would decline, which could have a material adverse impact on our business and results of operations.
We license the right to use and sublicense various trademarks and service marks from CES and certain of its affiliates. Accordingly, if our existing licensing arrangements were terminated or if a third-party successfully challenges CES or its affiliates’ ownership of, or right to use, the Caesars-related marks or if we are unable to stop unauthorized use of such marks, or if CES or its affiliates use such marks in a way that negatively impacts the value of such marks, our business or results of operations could be harmed.
We have licensed the right to use certain trademarks and service marks owned or used by various affiliates of CES, including CLC. These licensed trademarks and service marks include, among others, “The LINQ,” “Harrah’s,” and “Total Rewards.” Our rights to use these trademarks and service marks are among our most valuable assets. If any of CES or CLC were to file for bankruptcy in the future, our business, financial condition and operating results could be adversely affected.
If the existing licensing arrangements were terminated and we fail to enter into new arrangements in respect of these marks, we could lose the rights to use these marks and the corresponding domain names, which could have a material adverse effect on our business, financial condition and operating results. These effects could include those resulting from the cost to change the name of the applicable property and the loss of brand recognition. If a third-party successfully challenges CES or its affiliates’ ownership of, or right to use, these marks (including, for example, due to CES or its affiliates’ failure to file for protection of such marks), our business, financial condition and operating results could be adversely impacted.
In addition, despite CES’s efforts to protect its proprietary rights, parties may infringe on CES’s intellectual property, trademarks and use information that CES regards as proprietary and CES’s rights may be invalidated or unenforceable. The unauthorized use or reproduction of CES’s trademarks could diminish the value of CES’s brand and CES’s market acceptance, competitive advantages or goodwill, which could adversely affect our business.
Additionally, CES has not applied for the registration of all of CES’s trademarks, copyrights, proprietary technology or other intellectual property rights, as the case may be, and may not be successful in obtaining all intellectual property rights for which CES has applied. The laws of some foreign countries may not protect proprietary rights or intellectual property to as great an extent as do the laws of the United States. In addition, others may independently develop substantially equivalent intellectual property.
In addition, these trademarks and service marks are used by CES and its affiliates around the U.S. and internationally. Any negative events associated with the use of these marks by CES or its affiliates may be out of our control, and may negatively impact the “The LINQ,” “Harrah’s” or “Total Rewards” brands, which could harm our business, financial conditions and operating results.
Use of the “Harrah’s” brand name, or any of Caesars Entertainment’s other brands, by entities other than Caesars Entertainment and its affiliates could damage the brands and Caesars Entertainment’s operations and adversely affect our business and results of operations.
The “Harrah’s” brand remains one of the most recognized casino brands in the world and our operations benefit from the global recognition and reputation generated by Caesars Entertainment’s brands. Generally, Caesars Entertainment is actively pursuing gaming and non-gaming management, branding, and development opportunities in Asia and other parts of the world where Caesars Entertainment’s brands and reputation are already well-recognized assets. In addition, Caesars Entertainment will continue to expand Caesars Entertainment’s World Series of Poker tournaments to international jurisdictions where Caesars Entertainment believes there could be legalization of online gaming, in order to grow the brand’s awareness. In connection with such opportunities, Caesars Entertainment intends to grant third parties licenses to use Caesars Entertainment’s brands. Our business, financial condition and operating results may be adversely affected by the management or the enforcement of the “Harrah’s” and the “World Series of Poker” brand names, or any of Caesars Entertainment’s other brands, by third parties outside of Caesars Entertainment’s exclusive control.

Failure by CES to protect the trademarks, technology and other intellectual property that we use could have a negative impact on the value of our brand names and adversely affect our business. In addition, CES may have the right to limit the expansion of scope or usage of our intellectual property.
We license from CES and its subsidiaries intellectual property and technology material to our overall business strategy, and we regard such intellectual property and technology to be an important element of our success. We rely on CES and its subsidiaries to seek to establish and maintain proprietary rights in such intellectual property and technology through the use of copyrights, patents, trademarks and trade secret laws. In addition, we rely on CES and its subsidiaries to maintain the trade secrets and confidential information licensed to us by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite these efforts to protect the proprietary rights on which we rely, parties may infringe such intellectual property and use licensed information and technology that we regard as proprietary and our rights may be invalidated or unenforceable. Monitoring the unauthorized use of our licensed intellectual property and technology is difficult. Litigation by CES and its subsidiaries, as applicable, may be necessary to enforce the intellectual property rights and other rights on which we rely or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources. We cannot assure you that all of the steps that we, CES and its subsidiaries have or will take to protect the licensed trademarks that we use in the United States will be adequate to prevent imitation of such trademarks by others. The unauthorized use or reproduction of the trademarks that we use could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could adversely affect our business. In addition, the expansion of the scope or use of our intellectual property licensed CES and its subsidiaries, as applicable, in many cases is subject to the consent of CES. Accordingly, we may not be able to take advantage of new applications or uses of our tradenames, trademarks or other intellectual property without the consent of CES, which may adversely affect our ability to compete or expand our business scope.
In the event of a bankruptcy of Caesars Entertainment or its subsidiaries (other than the Company and its subsidiaries), a bankruptcy court may substantively consolidate the bankruptcy estates of Caesars Entertainment and its debtor subsidiaries with the Company, which would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including the Company.
In the event of a bankruptcy of Caesars Entertainment or its subsidiaries (other than the Company and its subsidiaries), there can be no assurance that a bankruptcy court will not direct the Company’s or any of its subsidiaries’ substantive consolidation with Caesars Entertainment or a subsidiary of Caesars Entertainment in a bankruptcy case of Caesars Entertainment or such subsidiary even if the Company’s or its subsidiaries do not themselves file a bankruptcy petition. The Company’s or its subsidiaries’ substantive consolidation with Caesars Entertainment or its subsidiaries in their bankruptcy cases would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including the Company and its subsidiaries. This may dilute the value of distributions available for recovery to the Company’s creditors, and may prevent recovery by our stockholders of any value at all if the combined creditor claims exceed the combined value of the entities. In addition, substantive consolidation with Caesars Entertainment or its subsidiaries’ bankruptcies may subject our assets and operations to the automatic stay, and may impair the Company’s ability to operate independently, as well as otherwise restrict our operations and capacity to function as a standalone enterprise.

PRIVATE SECURITIES LITIGATION REFORM ACT
This Annual Report contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “present,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this report. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this report, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in our filings with the Securities and Exchange Commission.
In addition to the risk factors set forth above, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	our ability to effectively compete against our competitors;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	our ability to realize all of the anticipated benefits of current or potential future acquisitions;

•	our dependence on the Las Vegas market and lack of geographical diversification;

•	the dependence on the success of third parties adjacent to our properties to generate revenue for our business;

•	uncertainty in the completion of projects neighboring our properties that are expected to be beneficial to our properties;

•
our ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	our ability to recoup costs of capital investments through higher revenues;

•	the possibility that we may not be able to host the World Series of Poker’s Main Event and the resulting negative impact on our revenues;

•	our ability to attract, retain and motivate employees;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft and cheating;

•
our ability to protect our intellectual property rights and damages caused to our brands or the Planet Hollywood brand due to the unauthorized use of our brand names or, in the case of Planet Hollywood, the license being used by third-parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	not being able to realize all of our anticipated cost savings;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
acts of war or terrorist incidents (including the impact of the recent mass shooting in Las Vegas on tourism), severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of environmental and structural building conditions relating to our properties;

•	our exposure to environmental liability, including as a result of unknown environmental contamination;

•	access to insurance for our assets on reasonable terms;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•
changes in the extensive governmental regulations to which we are subject and changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards; third-party relations; and approvals, and decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws and other anti-corruption laws and the Bank Secrecy Act and other anti-money laundering laws;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
our dependence on the management of Caesars Entertainment, CEOC LLC and CES to render services to us and operate our casinos, and provide us with access to intellectual property rights, the Total Rewards customer loyalty program, customer databases and other services, rights and information;

•	differences in our interests and those of our ultimate parent entity, Caesars Entertainment or its other subsidiaries, including CEOC LLC;

•	the failure of Caesars Entertainment to protect the trademarks that are licensed to us;

•	risks related to CEOC LLC’s emergence from bankruptcy; and

•	the other factors set forth under Item 1A, “Risk Factors.”
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

ITEM 1B.	Unresolved Staff Comments
None.

ITEM 2.	Properties
As of December 31, 2017, the following are our casino properties. All amounts are approximations.

Property	Location	Casino Space– Sq. Ft.	Slot Machines	Table Games	Hotel Rooms & Suites
Owned
Bally's Las Vegas	Las Vegas, NV	68,400	950	70	2,810
The Cromwell	Las Vegas, NV	40,000	340	50	190
Flamingo Las Vegas	Las Vegas, NV	72,300	1,100	110	3,460
Harrah's Atlantic City	Atlantic City, NJ	156,300	2,140	170	2,590
Harrah's Laughlin	Laughlin, NV	56,000	880	40	1,510
Harrah's New Orleans	New Orleans, LA	125,100	1,580	150	450
The LINQ Hotel & Casino	Las Vegas, NV	32,900	790	70	2,250
Paris Las Vegas	Las Vegas, NV	95,300	960	100	2,920
Planet Hollywood Resort & Casino	Las Vegas, NV	64,500	1,020	100	2,500
Rio All-Suites Hotel & Casino	Las Vegas, NV	117,300	1,060	70	2,520

Leased from VICI Properties Inc.
Harrah's Las Vegas	Las Vegas, NV	88,800	1,200	90	2,540
We also own the following properties:
The LINQ Promenade. We own The LINQ Promenade, which is an open-air dining, entertainment, and retail promenade located on the east side of the Las Vegas Strip between The LINQ Hotel & Casino and the Flamingo Las Vegas. It also features the High Roller, a 550-foot observation wheel.
Octavius Tower (at Caesars Palace Las Vegas). A hotel complex located at Caesars Palace Las Vegas. This property is leased to CEOC LLC.

ITEM 3.	Legal Proceedings
From time to time, we are a defendant in various lawsuits or other legal proceedings relating to matters incidental to our business. Some of these matters involve commercial or contractual disputes, intellectual property claims, legal compliance, personal injury claims, and employment claims. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition, and results of operations. See Note 9 for full details of the litigation matters.

ITEM 4.	Mine Safety Disclosures
Not applicable.

PART II

ITEM 5.	Market for the Company’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
CRC is a wholly owned subsidiary of Caesars Growth Partners, LLC (“CGP”) which is a wholly owned subsidiary of CEC. Accordingly, there is no established public trading market for our equity interests.
Subsequent to the CRC Merger, during the year ended December 31, 2017, CRC paid no cash dividends to CGP. Certain restrictive covenants within CRC’s debt facilities impose limitations on the payment of dividends to CGP.
Prior to the CRC Merger, during the years ended December 31, 2017 and 2016, CGPH paid no cash dividends to CGP and CERP paid no cash dividends to Caesars Entertainment Resort Properties Holdco, LLC (“CERPH”). Certain restrictive covenants within CGPH’s and CERP’s debt facilities imposed limitations on the payment of dividends to CGP and CERPH, respectively.
CRC had one shareholder of record as of March 15, 2018.

ITEM 6.	Selected Financial Data
Item 6, “Selected Financial Data,” has been omitted from this report.

ITEM 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations
In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included in Item 8. The accompanying Financial Statements reflect the change in basis of presentation that corresponds with and results from CRC LLC’s formation in December 2017 (see Note 1).
In this report, except as the context otherwise requires, references to “VICI” are a reference to VICI Properties Inc. and its subsidiaries, from which we lease one of our properties.
The following discussion should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and the notes thereto and other financial information included elsewhere in this report. The statements in this discussion regarding our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements. See Item 1A, “Risk Factors—PRIVATE SECURITIES LITIGATION REFORM ACT,” of this report.
Overview

CRC LLC is a Delaware limited liability company and wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”).
CRC’s casino properties operate under well-known brands and include (1) Bally’s Las Vegas, (2) The Cromwell, (3) Flamingo Las Vegas, (4) Harrah’s Atlantic City, (5) Harrah’s Las Vegas, (6) Harrah’s Laughlin, (7) Harrah’s New Orleans, (8) The LINQ Hotel & Casino, (9) Paris Las Vegas, (10) Planet Hollywood Resort & Casino (“Planet Hollywood”), and (11) Rio All-Suites Hotel & Casino (“Rio Las Vegas”). CRC leases Harrah’s Las Vegas from VICI Properties Inc., the real estate investment trust that holds certain real property assets formerly held by Caesars Entertainment Operating Company, Inc. (“CEOC”). CRC also owns The LINQ Promenade and Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”). CRC leases Octavius Tower to VICI. VICI leases Octavius Tower to CEOC, LLC (“CEOC LLC”) pursuant to the lease agreements that were established as part of CEOC’s emergence from bankruptcy (the “Emergence”) effective October 6, 2017 (the “Effective Date”).
Summary of Significant Events

The following are the significant events of 2017. Accordingly, the remainder of the discussion and analysis of results should be read in conjunction with these explanations.
On December 22, 2017, Caesars Entertainment Resort Properties, LLC (“CERP”) merged with and into Caesars Growth Properties Holdings, LLC (“CGPH”) with CGPH as the surviving entity, and CGPH was subsequently renamed Caesars Resort Collection, LLC (the “CRC Merger”).
On November 16, 2017, CEC announced it has entered into a definitive agreement to acquire Centaur Holdings, LLC (“Centaur”) for $1.7 billion, including $1.6 billion at closing and $75 million in deferred consideration. Centaur operates Hoosier Park Racing & Casino in Anderson, Indiana, and Indiana Grand Racing & Casino in Shelbyville, Indiana. We anticipate that CEC will assign its rights under the definitive agreement to CRC as the acquiring entity and the transaction is subject to receipt of regulatory approvals and other customary closing conditions and is expected to close in the first half of 2018.
On December 22, 2017, we sold the real estate assets of Harrah’s Las Vegas for approximately $1.1 billion as part of a sale and leaseback transaction with VICI (the “HLV Lease”). See Note 1 and Note 8 for additional information.
On December 22, 2017, we acquired approximately 18 acres of land adjacent to Harrah’s Las Vegas (the “Eastside Land”) for $74 million. We intend to use the Eastside Land as part of a new convention center development featuring approximately 300,000 square feet of flexible meeting space. See Note 1 for additional information.

Debt Activity
During the year ended December 31, 2017, proceeds received from the issuance of new debt was $7.0 billion and cash paid to extinguish debt was $7.2 billion. See Note 10 for additional information on our debt transactions.
Discussion of Operating Results

Analysis of Key Drivers of Consolidated Operating Results
The following represents the discussion and analysis of the results of operations and key metrics focusing on the key drivers of performance.

	Years Ended December 31,			Fav/(Unfav) Change %
(Dollars in millions)	2017	2016	2015	2017 vs 2016	2016 vs 2015
Casino revenue	$1,874	$1,836	$1,853	2.1%	(0.9)%
Food and beverage revenue	759	767	772	(1.0)%	(0.6)%
Rooms revenue	942	923	860	2.1%	7.3%
Other revenue	533	502	453	6.2%	10.8%
Net revenues	3,568	3,498	3,408	2.0%	2.6%
Total operating expenses	3,029	2,921	2,815	(3.7)%	(3.8)%
Income from operations	539	577	593	(6.6)%	(2.7)%
Net income/(loss)	21	(65)	25	*	*
Operating margin (1)	15.1%	16.5%	17.4%	(1.4) pts	(0.9) pts
Adjusted EBITDA (2)	1,078	1,018	969	5.9%	5.1%
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(1)	Operating margin is calculated as income from operations divided by net revenues.

(2)	See the “Reconciliation of Non-GAAP Financial Measures” later in this MD&A for a reconciliation of Adjusted EBITDA.

*	Not meaningful.
Ongoing Property Renovations

•
We perform ongoing refurbishment and maintenance at our properties to maintain our quality standards. During 2017, our capital spending totaled $464 million compared with $196 million during 2016. Our most significant construction projects that are planned or in process as of December 31, 2017 include the following (in millions):

Property	Project Description	Estimated Remaining Cost	Estimated Completion Date (1)
Bally’s Las Vegas	Tower renovation	$40	second quarter 2018
Flamingo Las Vegas	Tower renovation	26	second quarter 2018
Harrah’s Las Vegas	Carnaval North renovation	18	fourth quarter 2017
Planet Hollywood Resort & Casino	Hotel and room renovation	17	first quarter 2018
Harrah’s Atlantic City	Meeting center, tower renovations, self-park garage, escalator replacement, and other amenity upgrades	12	second quarter 2018
Harrah’s New Orleans	Concert venue	10	first quarter 2019
Paris Las Vegas	Hotel renovation	9	first quarter 2018
LINQ Promenade	Zipline	8	first quarter 2019
Harrah’s Laughlin	Tower renovation	8	fourth quarter 2018
____________________

(1)
Although the majority of assets related to each project will be placed in service by the estimated completion date, we expect to make payments subsequent to the completion date as ancillary work continues to be performed and the project is finalized.

•
In connection with ongoing property renovation projects, the depreciation of certain assets was accelerated due to their removal and replacement. In 2017, we recognized additional depreciation and amortization expense of $79 million related to projects primarily at Flamingo Las Vegas, Bally’s Las Vegas, Harrah’s Las Vegas, Harrah’s Laughlin, Planet Hollywood

and Harrah’s New Orleans. In 2016, we recognized $55 million related to assets primarily at Planet Hollywood, Paris Las Vegas, Harrah’s Las Vegas and Flamingo Las Vegas.
Year Ended December 31, 2017 versus 2016
Net revenues increased $70 million, or 2.0%, in 2017 compared with 2016 primarily due to improvements in casino revenue, rooms revenue, and other revenues.

•	The $38 million increase in casino revenues during 2017 resulted from increases in gaming volume and gross casino hold.

•
Increased rooms revenues of $19 million during 2017 resulted from an increase in resort fees and occupancy rates, as well as improved hotel yield. Rooms revenues also benefitted from completed room renovations at Planet Hollywood, Harrah’s Las Vegas, and Paris Las Vegas, which resulted an increase in cash average daily rate to $131 in 2017.

•	Revenue from valet and self-parking fees that were fully implemented in Las Vegas in April 2017 contributed primarily to the $31 million increase in other revenues.
Operating expenses increased $108 million, or 3.7%, in 2017 primarily due to an increase in depreciation, amortization, and other attributable to the property renovations discussed above; demolition costs related to ongoing renovations and exit fees payable to NV Energy (see Note 9); and an increase in direct casino and rooms expenses attributable to the increases in the related revenues.
Year Ended December 31, 2016 versus 2015
Net revenues increased $90 million, or 2.6%, in 2016 compared with 2015, primarily due to higher rooms revenue and other revenue.

•
Rooms revenue increased $63 million in 2016 compared with 2015. The expansion of resort fees to all properties in our portfolio during 2015, improved hotel yield as a result of newly renovated rooms becoming available during 2016 at Harrah’s Las Vegas and The LINQ Hotel & Casino, and the opening of the Harrah’s Atlantic City Waterfront Conference Center (the “Atlantic City Conference Center”) in the third quarter of 2015 drove an increase in our hotel average cash daily rate to $127 in 2016 from $117 in 2015. Additionally, room nights available increased approximately 14% in 2016 compared with 2015 because room renovations at The LINQ Hotel & Casino were substantially completed and available to guests in early May 2015.

•	New performers and additional scheduled performances by entertainers at the Rio Las Vegas and Planet Hollywood primarily drove the increase in other revenues of $49 million in 2016 compared with 2015.
Operating expenses increased $106 million, or 3.8%, in 2016 compared with 2015 primarily due to an increase in room direct expenses attributable to the increase in room revenues and an increase in depreciation, amortization, and other attributable to the property renovations discussed above, as well as increased depreciation and amortization expense related to the Atlantic City Conference Center.
Other Factors Affecting Net Income

	Years Ended December 31,			Fav/(Unfav) Change %
(Dollars in millions)	2017	2016	2015	2017 vs 2016	2016 vs 2015
Interest expense	$528	$564	$563	6.4%	(0.2)%
Loss on extinguishment of debt	219	—	—	*	*
Restructuring and support expenses	46	131	—	64.9%	*
Income tax benefit/(provision)	270	52	(5)	*	*
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*	Not meaningful.
Interest Expense
Interest expense decreased in 2017 compared with 2016 primarily due to the refinancing of the previously outstanding CGPH and CERP debt in the second quarter of 2017 which reduced the interest rate margins.

Loss on Extinguishment of Debt
We recognized losses on extinguishment of debt totaling $219 million in 2017 relating to early debt redemption charges as well as the write-off of debt discounts and deferred financing costs associated with the extinguishment of the outstanding debt of CGPH and CERP in conjunction with the refinancing during the year. See the Liquidity and Capital Resources section below and the Debt Repayments and Refinancing in 2017 section in Note 10 for further details.
Restructuring and Support Expenses
As described in Note 6, we believe it is probable that certain obligations described in CEOC’s plan of reorganization will ultimately be settled by CEC, CRC’s parent company. The plan of reorganization provides VICI with a call right (the “VICI Call Right”) for up to five years to purchase the real property assets associated with Harrah’s Atlantic City, Harrah’s Laughlin and Harrah’s New Orleans from CRC. Therefore, we accrued $131 million related to this item in the year ended December 31, 2016 and a further fair value adjustment of $46 million during the year ended December 31, 2017. On the Effective Date, the VICI Call Right was transferred to Accrued expenses and other current liabilities on our Balance Sheet.
Income Tax Benefit/(Provision)
CGPH income subsequent to May 2014 was not tax impacted at the CGPH level as CGPH became a disregarded entity for income tax purposes starting in May 2014 and was treated as a flow through entity for income tax purposes. At the time of the CRC Merger, CRC made a “check-the-box” election to be treated as a corporation for income tax purposes.
The effective tax rate was 108.4% for 2017, 44.4% for 2016, and 16.6% for 2015. The effective tax rate in 2017 differed from the statutory rate of 35% primarily due to the nontaxable income/loss from CGPH prior to the CRC merger, the tax effect of the “check-the-box” election on CRC, and the tax reform bill passed in 2017. The effective tax rate in 2016 and 2015 differed from the statutory rate of 35% primarily due to the nontaxable income/loss from CGPH, state taxes, and the effect of tax credits. See Note 13 for a detailed discussion of income taxes and the effective tax rate.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affected our year ended December 31, 2017, including, but not limited to, reducing the U.S. federal corporate tax rate and bonus depreciation that will allow for full expensing of qualified property.
As of December 31, 2017, the Company had not completed the accounting for the tax effects of the Tax Act; however, the Company has made a reasonable estimate of the effects on the existing deferred tax balances and accrued a provisional income tax benefit of approximately $218 million in the period ended December 31, 2017 related to the corporate rate reduction. There is no tax expense related to the one-time transitional tax as the Company does not have any foreign subsidiaries and the Company does not expect the any impact of GILTI on the Company’s tax rate in future periods.
As a result of the Tax Act, we expect the effective rate to trend toward the newly enacted U.S. statutory rate.
Reconciliation of Non-GAAP Financial Measures
Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Adjusted EBITDA is defined as revenues less operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of its ongoing operating performance at an operating property level.
In evaluating Adjusted EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with generally accepted accounting principles, “GAAP”). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management.

Reconciliation of Adjusted EBITDA

	Years Ended December 31,
(In millions)	2017	2016	2015
Net income/(loss)	$21	$(65)	$25
Income tax (benefit)/provision	(270)	(52)	5
Restructuring and support expenses	46	131	—
Other income	(5)	(1)	—
Loss on extinguishment of debt	219	—	—
Interest expense	528	564	563
Depreciation and amortization	436	406	329
Other operating costs (1)	53	10	15
Stock-based compensation expense	14	14	17
Other items (2)	36	11	15
Adjusted EBITDA	$1,078	$1,018	$969
____________________

(1)
Amounts primarily represent costs incurred in connection with property openings and expansion projects at existing properties, costs associated with the development activities and reorganization activities, and/or recoveries associated with such items.

(2)
Other items includes other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified such as severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

Liquidity and Capital Resources
Our cash and cash equivalents totaled $1.0 billion and the total capacity available under our revolving credit facility is $1.0 billion as of December 31, 2017. We generated a net loss of $21 million during 2017, which includes $485 million of non-cash items such as depreciation and amortization and loss on extinguishment of debt. Our operating activities were relatively stable and yielded operating cash flows of $517 million, an increase of $86 million, or 20.0%, compared with the prior year period.
We believe that our cash flows from operations are sufficient to cover planned capital expenditures for ongoing property renovations as well as estimated interest and principal payments due on long-term debt and our financing obligation totaling $437 million during 2018. However, if needed, our existing cash and cash equivalents and availability under our revolving credit facility is available to further support operations during the next 12 months and the foreseeable future. In addition, restrictions under our lending arrangements generally prevent the distribution of cash from our subsidiaries to CEC, except for certain restricted payments.
In 2017, we paid $547 million in interest and refinanced all of our existing debt (see below). Interest paid includes $545 million of interest associated with our debt and $2 million of interest related to our financing obligation.
Capital expenditures were $464 million during the 2017 period in support of our ongoing property renovations, an increase of $268 million, or 136.7%, compared with the prior year period. Our projected capital expenditures for 2018 are estimated to be $320 million to $364 million. Under the HLV Lease, we are required to spend $171 million in capital expenditures for the period from January 1, 2017 through December 31, 2021, and thereafter, spend an amount equal to at least 1% of Harrah’s Las Vegas net revenue for the prior lease year. We incur capital expenditures in the normal course of business and we perform ongoing refurbishment and maintenance at our existing properties to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
As discussed above, on November 16, 2017, CEC announced it had entered into a definitive agreement to acquire Centaur Holdings, LLC for $1.7 billion, including $1.6 billion at closing and $75 million in deferred consideration. Centaur operates Hoosier Park Racing & Casino in Anderson, Indiana, and Indiana Grand Racing & Casino in Shelbyville, Indiana. We anticipate that CEC will assign its rights under the definitive agreement to CRC as the acquiring entity and the transaction is subject to receipt of regulatory approvals and other customary closing conditions and is expected to close in the first half of 2018. The funding for this acquisition will be primarily from the $1.1 billion in cash proceeds received from the sale of the real estate assets of Harrah’s Las Vegas to VICI in December 2017.
Our ability to fund our operations, pay our debt and financing obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund liquidity needs, pay indebtedness and financing obligations, and secure additional funds through financing activities.
We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation.
Debt Activity and Lease-Related Obligations
We are a highly-leveraged company and had $6.4 billion in face value of debt outstanding as of December 31, 2017. Additionally, VICI owns certain real property assets of Harrah’s Las Vegas and leases those assets back to us. We account for our lease with VICI as a failed sale-leaseback financing obligation. As of December 31, 2017, our financing obligation was $1.1 billion. As a result, a significant portion of our liquidity needs are for debt service, including significant interest payments, and this financing obligation. As detailed in the table below, our estimated debt service (including principal and interest) is $357 million for 2018 and $8.4 billion thereafter to maturity and our estimated financing obligation is $80 million for 2018 and $2.9 billion thereafter to maturity.
Financing Activities

	Years Ended December 31,
(In millions)	2018	2019	2020	2021	2022	Thereafter	Total
Annual maturities of long-term debt	$47	$47	$47	$47	$47	$6,177	$6,412
Estimated interest payments	310	320	330	330	320	730	2,340
Total debt service payments (1)	357	367	377	377	367	6,907	8,752
Financing obligation - principal	9	11	13	15	17	746	811
Financing obligation - interest	71	77	76	75	74	1,778	2,151
Total financing obligation payments(2)	80	88	89	90	91	2,524	2,962
Total financing activities	$437	$455	$466	$467	$458	$9,431	$11,714
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(1)
Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking London Interbank Offered Rate (“LIBOR”) curve. Actual payments may differ from these estimates.

(2)
Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments (as described below under Lease-Related Obligations). Actual payments may differ from the estimates.

Debt Activity
During the year ended December 31, 2017, proceeds received from the issuance of new debt was $7.0 billion and cash paid to extinguish debt was $7.2 billion. See Note 10 for additional information relating to these transactions as well as a table presenting details on our individual borrowings outstanding, interest rates and restrictive covenants related to certain of our borrowings as of December 31, 2017 and 2016. See Note 6 for details regarding our use of interest rate swap derivatives to manage the mix of our debt between fixed and variable rate instruments. As a result of amendments to our existing debt agreements discussed above, we expect to reduce our annual interest obligations by approximately $260 million going forward when compared to the interest rates prior to repricing and refinancing.

Summary of Debt and Revolving Credit Facility Cash Flows from Financing Activities

	Years Ended December 31,
	2017		2016
(In millions)	Proceeds	Repayments	Proceeds	Repayments
CRC Revolving Credit Facility	$300	$(300)	$—	$—
CRC Term Loan	4,700	—	—	—
CRC Notes	1,700	—	—	—
CERP Revolving Credit Facility (1)	—	(40)	105	(145)
CERP Senior Secured Loan (1)	59	(2,484)	—	(25)
CERP First Lien Notes (1)	—	(1,000)	—	—
CERP Second Lien Notes (1)	—	(1,150)	—	—
CGPH Term Loan (1)	226	(1,372)	—	(12)
CGPH Notes (1)	—	(675)	—	—
CGPH Revolving Credit Facility (1)	—	—	15	(60)
Cromwell Credit Facility (1)	—	(171)	—	(3)
Other debt activity	—	(2)	—	(10)
Capital lease payments	—	(2)	—	(5)
Total	$6,985	$(7,196)	$120	$(260)
___________________

(1)	All outstanding amounts were fully repaid during 2017.
Lease-Related Obligations
As noted above and in Note 1, on December 22, 2017, Harrah’s Las Vegas sold certain real estate assets to VICI and simultaneously entered into a lease agreement with VICI. Each lease agreement provides for fixed rent (subject to escalation) during an initial term, then rent consisting of both base rent and variable percentage rent elements, and has a 15-year initial term and four five-year renewal options. We assume the renewal is probable and include renewal commitments in the estimated financing obligation in the table above.
In addition, the future lease payment amounts included in the table above represent the contractual lease payments adjusted for estimated escalations, as determined by the underlying lease agreements. The estimates are based on the terms and conditions known at the inception of the leases. However, a portion of the actual payments will be determined in the period in which they are due, and therefore, actual lease payments may differ from our estimates.
CRC determined that the transaction does not qualify for sale-leaseback accounting based on the terms of the lease agreement; therefore, the Company will be accounting for the transaction as a financing. We do not recognize rent expense related to the leases, but we have recorded a liability for the financing obligation and the majority of the periodic lease payments are recognized as interest expense. Subject to certain exceptions, the payment of all monetary obligations under the HLV Lease is guaranteed by CRC. See Note 8 for further details around the financing obligation.
Related Party Transactions
For a description of the nature and extent of related party transactions, see Note 14.
Critical Accounting Policies and Estimates
We prepare our financial statements in conformity with GAAP. In preparing our financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the financial statements, giving regard to materiality. When more than one accounting principle, or method of its application, is generally accepted, we select the principle or method that we consider to be the most appropriate under specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Certain of our accounting policies, including the estimated lives assigned to our assets, the determination of bad debt, asset impairments, the fair value of derivative instruments, the calculation of our income tax liabilities, and the determination of whether to consolidate a variable interest entity require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates.

We consider accounting estimates to be critical accounting policies when:

•	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

•	different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations.
By their nature, these judgments and estimates are subject to an inherent degree of uncertainty. Our judgments and estimates are based on our historical experience, terms of existing contracts, observance of trends in the industry, information gathered from customer behavior, and information available from other outside sources, as appropriate. Due to the inherent uncertainty involving judgments and estimates, actual results may differ from those estimates.
Long-Lived Assets
We have significant capital invested in our long-lived assets, and judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets, and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, planned construction and renovation projects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. See Note 4 for additional information.
Goodwill and Other Non-Amortizing Intangible Assets
The evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future revenues and EBITDA, valuation multiples, and discount rates to determine their estimated fair value. Our future revenues and EBITDA assumptions are determined based upon actual results giving effect to expected changes in operating results in future years. Our valuation multiples and discount rates are based upon market participant assumptions using a defined gaming peer group. Changes in these assumptions can materially affect these estimates. Thus, to the extent the gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could recognize impairments, and such impairments could be material. This is especially true for any of our properties where goodwill and other non-amortizing intangible assets have been partially impaired as a result of a recent impairment analysis.
As of December 31, 2017, we had approximately $1.6 billion in goodwill and $37 million of other non-amortizing intangible assets. As of December 31, 2017, all reporting units with goodwill and/or other non-amortizing intangible assets have estimated fair values that exceed their carrying values. See Note 5 for additional information.
Allowance for Doubtful Accounts - Gaming
We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. As of December 31, 2017, a 5% increase or decrease to the allowance determined based on a percentage of aged receivables would change the reserve by approximately $4 million.
Self-Insurance Accruals
We are self-insured for workers’ compensation and other risk products through our captive insurance subsidiaries. Our insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. We also utilize consultants to assist in the determination of certain estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity, and other factors can materially affect the estimates for these liabilities. We regularly monitor the potential for changes in estimates, evaluate our insurance accruals, and adjust our recorded provisions.

Derivative Instruments
We use interest rate swaps which are derivative instruments classified as hedging transactions to limit our exposure to interest rate risk. Derivative instruments are recognized in the financial statements at fair value. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. The fair values of our derivative instruments are adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability.
See Note 6 for more details regarding fair value measurements and Item 7A for quantitative and qualitative disclosures about market risk.
Income Taxes
We are included in the consolidated federal tax return of CEC, but file a separate New Jersey and Louisiana tax return for CRC. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on federal and state deferred tax assets that were not deemed realizable based upon near term estimates of future taxable income.
We report unrecognized tax benefits within Accrued expense and other current liabilities and Deferred credits and other liabilities on our Balance Sheets, separate from any related income tax payable, which is also reported within Accrued expense and other current liabilities or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
We are under regular and recurring audit by the Internal Revenue Service and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.
Recently Issued and Proposed Accounting Standards
See Note 3 for discussions of the adoption and potential impact of recently issued accounting standards.

Contractual Obligations and Commitments
The table below summarizes CRC’s contractual obligations and other commitments through their respective maturity or ending dates as of December 31, 2017.

	Payments due by Period (1)
(In millions)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Debt, face value	$6,412	$47	$94	$94	$6,177
Estimated interest payments (2)	2,340	310	650	650	730
Financing obligation - principal	811	9	24	32	746
Financing obligation - interest	2,151	71	153	149	1,778
Operating lease obligations	675	35	50	46	544
Purchase order obligations	560	375	150	26	9
Construction commitments	56	56	—	—	—
Community reinvestment	42	6	12	12	12
Entertainment obligations (3)	3	3	—	—	—
Other contractual obligations	18	13	5	—	—
Total contractual obligations (4)	$13,068	$925	$1,138	$1,009	$9,996
____________________

(1)
In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits for which, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.

(2)
Estimated interest for variable-rate debt included in this table is based on the 1-month LIBOR curve available as of December 31, 2017. Estimated interest includes the estimated impact of our interest rate swap agreements.

(3)
Entertainment obligations represent obligations to pay performers that have contracts for future performances. This amount does not include estimated obligations for future performances where payment is only guaranteed when the performances occur and/or is based on factors contingent upon the profitability of the performances.

(4)
Contractual obligations do not include amounts that we have not yet incurred under the HLV Lease, for which we are required to spend $171 million in capital expenditures for the period from January 1, 2017 through December 31, 2021, and thereafter, spend an amount equal to at least 1% of the net revenue for the prior lease year.

ITEM 7A.	Quantitative and Qualitative Disclosures About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by managing the mix of our debt between fixed rate and variable rate obligations. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk. As of December 31, 2017, the face value of long-term debt was $6.4 billion, including $4.7 billion of variable rate obligations.
We have entered into four interest rate swap agreements to fix the interest rate on $1.0 billion of variable rate debt, one that is effective on December 31, 2018 and three that are effective on January 1, 2019, at which time $3.7 billion of debt will remain subject to variable interest rates for the term of the agreement. See Note 6 for additional information. The difference to be paid or received under the terms of the interest rate swap agreements will be accrued as interest rates change and recognized as an adjustment to interest expense for the related debt beginning on December 31, 2018. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.
We do not purchase or hold any derivative financial instruments for trading purposes.
The table below provides information as of December 31, 2017, about our financial instruments that are sensitive to changes in interest rates, including the cash flows associated with amortization, the notional amounts of interest rate derivative instruments and related weighted average interest rates. Principal amounts are used to calculate the payments to be exchanged under the related agreements and weighted average variable rates are based on implied forward rates in the yield curve as of December 31, 2017.

	Expected Maturity Date
(Dollars in millions)	2018	2019	2020	2021	2022	Thereafter	Total	Fair Value
Liabilities
Long-term debt
Fixed rate	$—	$—	$—	$—	$—	$1,712	$1,712	$1,731
Average interest rate	5.5%	5.6%	5.5%	5.5%	5.5%	5.6%	5.6%
Variable rate	$47	$47	$47	$47	$47	$4,465	$4,700	$4,729
Average interest rate	4.7%	4.9%	5.0%	5.0%	5.0%	5.1%	5.0%
Interest Rate Derivatives
Interest rate swaps
Variable to fixed	$—	$—	$500	$250	$250	$—	$1,000	$—
Average pay rate	2.3%	2.2%	2.2%	2.2%	2.3%	—%	2.2%
Average receive rate	2.0%	2.1%	2.2%	2.2%	2.3%	—%	2.2%
As of December 31, 2017, our long-term variable rate debt reflects borrowings under our credit facilities provided to us by a consortium of banks with a total capacity of $5.7 billion. The interest rates charged on borrowings under these facilities are a function of LIBOR. As such, the interest rates charged to us for borrowings under the facilities are subject to change as LIBOR changes. Assuming a constant outstanding balance for our variable rate long-term debt, a hypothetical 1% increase in interest rates would increase interest expense approximately $47 million while a hypothetical 1% decrease in interest rates would decrease interest expense approximately $47 million.

ITEM 8.	Financial Statements and Supplementary Data

INDEPENDENT AUDITORS’ REPORT

To the Member of Caesars Resort Collection, LLC
We have audited the accompanying consolidated financial statements of Caesars Resort Collection, LLC, and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income/(loss), member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caesars Resort Collection, LLC and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
March 15, 2018

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions)	2017	2016
Assets
Current assets
Cash and cash equivalents ($21 and $0 attributable to our VIEs)	$1,038	$332
Receivables, net ($6 and $0 attributable to our VIEs)	154	123
Restricted cash	3	3
Due from affiliates, net ($196 and $0 attributable to our VIEs)	196	—
Prepayments and other current assets ($50 and $0 attributable to our VIEs)	103	57
Inventories	12	20
Total current assets	1,506	535
Property and equipment, net ($88 and $0 attributable to our VIEs)	7,282	7,108
Goodwill	1,616	1,616
Intangible assets other than goodwill	257	322
Restricted cash	10	—
Prepaid management fees to related parties	166	177
Deferred charges and other assets ($1 and $0 attributable to our VIEs)	80	167
Total assets	$10,917	$9,925

Liabilities and Member’s Equity
Current liabilities
Accounts payable ($106 and $0 attributable to our VIEs)	$185	$75
Due to affiliates, net	3	43
Accrued expenses and other current liabilities ($229 and $0 attributable to our VIEs)	680	250
Accrued restructuring and support expenses	—	131
Interest payable	24	67
Current portion of financing obligations	9	—
Current portion of long-term debt	47	81
Total current liabilities	948	647
Financing obligations	1,120	—
Long-term debt	6,245	6,445
Deferred income taxes	366	1,040
Deferred credits and other liabilities ($1 and $0 attributable to our VIEs)	38	7
Total liabilities	8,717	8,139
Commitments and contingencies (See Note 9)
Member’s equity
Contributed capital	3,835	3,485
Accumulated deficit	(1,678)	(1,699)
Total CRC member’s equity	2,157	1,786
Noncontrolling interests	43	—
Total member’s equity	2,200	1,786
Total liabilities and member’s equity	$10,917	$9,925
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED STATEMENTS
OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	Years Ended December 31,
(In millions)	2017	2016	2015
Revenues
Casino	$1,874	$1,836	$1,853
Food and beverage	759	767	772
Rooms	942	923	860
Other	533	502	453
Less: casino promotional allowances	(540)	(530)	(530)
Net revenues	3,568	3,498	3,408
Operating expenses
Direct
Casino	943	920	919
Food and beverage	370	375	377
Rooms	252	249	223
Property, general, administrative, and other	855	856	848
Management fees to related parties	38	37	36
Depreciation and amortization	436	406	329
Corporate expense	82	68	68
Other operating costs	53	10	15
Total operating expenses	3,029	2,921	2,815
Income from operations	539	577	593
Interest expense	(528)	(564)	(563)
Loss on extinguishment of debt	(219)	—	—
Restructuring and support expenses	(46)	(131)	—
Other income	5	1	—
Income/(loss) before income taxes	(249)	(117)	30
Income tax benefit/(provision)	270	52	(5)
Net income/(loss)	21	(65)	25
Less: net income attributable to noncontrolling interests	—	—	—
Net income/(loss) attributable to CRC	21	(65)	25
Other comprehensive income, net of income taxes	—	—	—
Total comprehensive income/(loss)	$21	$(65)	$25
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

	CRC Member’s Equity
(In millions)	Contributed Capital	Accumulated Deficit	Total CRC Member’s Equity	Non controlling Interests	Total Member’s Equity
Balance as of January 1, 2015	$3,267	$(1,659)	$1,608	$—	$1,608
Net income	—	25	25	—	25
Transactions with parent and affiliates, net	109	—	109	—	109
Share-based compensation and other	17	—	17	—	17
Balance as of December 31, 2015	3,393	(1,634)	1,759	—	1,759
Net loss	—	(65)	(65)	—	(65)
Transactions with parent and affiliates, net	77	—	77	—	77
Share-based compensation and other	15	—	15	—	15
Balance as of December 31, 2016	3,485	(1,699)	1,786	—	1,786
Net income	—	21	21	—	21
Total Rewards liability transfer from CEOC LLC	(60)	—	(60)	—	(60)
Income tax-related contributions by parent	397	—	397	—	397
Consolidation of CES	—	—	—	43	43
Share-based compensation and other	13	—	13	—	13
Balance as of December 31, 2017	$3,835	$(1,678)	$2,157	$43	$2,200
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2017	2016	2015
Cash flows from operating activities
Net income/(loss)	$21	$(65)	$25
Adjustments to reconcile net income/(loss) to cash flows from operating activities:
Depreciation and amortization	436	406	329
Loss on extinguishment of debt	219	—	—
Non-cash VICI call right	46	131	—
Amortization of deferred finance costs and debt discount	20	21	19
Share-based compensation expense	13	15	17
Deferred income taxes	(271)	(50)	4
Provision for doubtful accounts	4	11	10
Other non-cash items	18	13	1
Net changes in:
Receivables	(28)	(17)	(28)
Due to/due from affiliates, net	6	10	(31)
Inventories, prepayments and other current assets	11	(1)	16
Deferred charges and other	3	—	—
Accounts payable	17	—	(3)
Interest payable	(43)	(58)	(3)
Accrued expenses	23	23	5
Deferred credits and other	22	—	—
Other	—	(8)	(6)
Cash flows provided by operating activities	517	431	355
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(464)	(196)	(272)
Consolidation of CES	21	—	—
Contributions to CES	(11)	(10)	(13)
Cash flows used in investing activities	(454)	(206)	(285)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facility	6,985	120	310
Repayments of long-term debt and revolving credit facility	(7,196)	(260)	(430)
Payments of debt issuance and extension fees	(265)	—	—
Proceeds from sale-leaseback financing arrangement	1,136	—	—
Financing obligation payments	(7)	—	—
Cash flows provided by/(used in) financing activities	653	(140)	(120)
Net increase/(decrease) in cash, cash equivalents and restricted cash	716	85	(50)
Cash, cash equivalents and restricted cash, beginning of period	335	250	300
Cash, cash equivalents and restricted cash, end of period	$1,051	$335	$250

Supplemental cash flow information:
Cash paid for interest	$547	$601	$557
Cash refunded for income taxes	—	(1)	—
Non-cash investing and financing activities:
Change in accrued capital expenditures	(14)	16	(14)
Contribution from parent in settlement of taxes	397	76	99
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included in Item 8.
In this report, except as the context otherwise requires, references to “VICI” are a reference to VICI Properties Inc. and its subsidiaries, from which we lease one of our properties.
Note 1 — Organization and Basis of Presentation and Consolidation
Organization
CRC LLC is a Delaware limited liability company and wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”).
CRC’s casino properties operate under well-known brands and include (1) Bally’s Las Vegas, (2) The Cromwell, (3) Flamingo Las Vegas, (4) Harrah’s Atlantic City, (5) Harrah’s Las Vegas, (6) Harrah’s Laughlin, (7) Harrah’s New Orleans, (8) The LINQ Hotel & Casino, (9) Paris Las Vegas, (10) Planet Hollywood Resort & Casino (“Planet Hollywood”), and (11) Rio All-Suites Hotel & Casino (“Rio Las Vegas”). CRC leases Harrah’s Las Vegas from VICI Properties Inc., the real estate investment trust that holds certain real property assets formerly held by Caesars Entertainment Operating Company, Inc. (“CEOC”). CRC also owns The LINQ Promenade and Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”). CRC leases Octavius Tower to VICI. VICI leases Octavius Tower to CEOC, LLC (“CEOC LLC”) pursuant to the lease agreements that were established as part of CEOC’s emergence from bankruptcy (the “Emergence”) effective October 6, 2017 (the “Effective Date”).
We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.
CRC Merger and Related Debt Transactions
On October 16, 2017, CRC Escrow Issuer, LLC (“Escrow Issuer”) and CRC Finco, Inc. (“Finance”), two wholly owned, indirect subsidiaries of CEC, issued $1.7 billion aggregate principal amount of 5.25% senior notes due 2025 (the “CRC Notes”). CRC, a wholly owned subsidiary of CEC, was created on December 22, 2017 with the merger of Caesars Entertainment Resort Properties, LLC (“CERP”) into Caesars Growth Properties Holdings, LLC (“CGPH”) (the “CRC Merger”). In conjunction with the CRC Merger, Escrow Issuer merged with and into CRC, with CRC as the surviving entity and borrower.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table reconciles the previously-reported net revenues and net income of CGPH and CERP to the amounts currently reported in the Statements of Operations after giving effect to the CRC Merger.
Reconciliation of Net Revenues and Net Income

	Years Ended December 31,
(In millions)	2016	2015
Net revenues
CGPH previously reported	$1,318	$1,269
CERP previously reported	2,195	2,154
Elimination and consolidation adjustments	(15)	(15)
As currently reported	$3,498	$3,408

Net income/(loss)
CGPH previously reported	$21	$19
CERP previously reported	(86)	6
Elimination and consolidation adjustments	—	—
As currently reported	$(65)	$25
Additionally, on December 22, 2017, CRC entered into new senior secured credit facilities (the “CRC Senior Secured Credit Facilities”), comprised of (i) a $1.0 billion senior secured revolving credit facility (the “CRC Revolving Credit Facility”) and (ii) a $4.7 billion senior secured term loan credit facility (the “CRC Term Loan Facility”). The net proceeds of the CRC Notes and the CRC Term Loan Facility, as well as available cash and borrowings under the CRC Revolving Credit Facility, were used to repay the outstanding debt of CERP and CGPH. See Note 10 for additional information.
Eastside Land Purchase
On December 22, 2017, we completed the acquisition from VICI of approximately 18 acres of land adjacent to the Harrah’s Las Vegas property (the “Eastside Land”) for $74 million. The Eastside Land, together with adjacent land owned by us, is currently intended for the development of a new convention center featuring approximately 300,000 square feet of flexible meeting space.
Harrah’s Las Vegas Real Estate Sale and Leaseback
On December 22, 2017, we completed the sale to VICI of the real estate assets of Harrah’s Las Vegas for approximately $1.1 billion in cash proceeds. As part of the Harrah’s Las Vegas property sale and leaseback transaction, Harrah’s Las Vegas entered into a lease with VICI. The lease was evaluated as a sale-leaseback of real estate, and we determined that this transaction did not qualify for sale-leaseback accounting. The Harrah’s Las Vegas real estate assets remain on our consolidated balance sheet at their historical net book value and are being depreciated over their remaining useful lives, while a failed sale-leaseback financing obligation was recognized for the proceeds received. See Note 8 for further details.
Announced Acquisition of Centaur Holdings, LLC
On November 16, 2017, CEC announced it has entered into a definitive agreement to acquire Centaur Holdings, LLC (“Centaur”) for $1.7 billion, including $1.6 billion at closing and $75 million in deferred consideration. Centaur operates Hoosier Park Racing & Casino in Anderson, Indiana, and Indiana Grand Racing & Casino in Shelbyville, Indiana. We anticipate that CEC will assign its rights under the definitive agreement to CRC as the acquiring entity and the transaction is subject to receipt of regulatory approvals and other customary closing conditions and is expected to close in the first half of 2018.
Basis of Presentation and Use of Estimates
The accompanying Financial Statements have been derived from the historical accounting records and consolidated financial statements of the entities involved in the CRC Merger described above. The CRC Merger was accounted for as a transaction among entities under common control. Accordingly, the historical financial statements consist of the financial positions, results of operations and comprehensive income/(loss), and cash flows as if those businesses were consolidated for all periods presented.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Financial Statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying Financial Statements also include allocations of certain general corporate expenses of CEC. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Our transactions with CEC and its other subsidiaries and affiliated entities have been identified as transactions between related parties and are disclosed in Note 14.
Our Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates.
Consolidation of Subsidiaries and Variable Interest Entities
Our consolidated financial statements include the accounts of CRC and its subsidiaries after elimination of all intercompany accounts and transactions.
We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities (“VIEs”) for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (1) affiliates that are more than 50% owned are consolidated; (2) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (3) investments in affiliates of 20% or less are generally accounted for using the cost method.
We consolidate a VIE when we have both the power to direct the activities that most significantly impact the results of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. We continually monitor both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. A change in determination could have a material impact on our financial statements.
Consolidation of Caesars Enterprise Services, LLC
CRC and CEOC LLC (each, a “Member,” and collectively, the “Members”) and certain of their affiliates are granted certain intellectual property licenses in connection with an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), as amended, with Caesars License Company, LLC (“CLC”), Caesars World LLC (formerly Caesars World, Inc.) (“Caesars World”), and Caesars Enterprise Services, LLC (“CES”). CES also provides certain corporate, administrative and management services for the Members’ casino properties and casinos owned by unrelated third parties and manages certain enterprise assets and the other assets it owns, licenses or controls, and employs certain of the corresponding employees. On the Effective Date, the Total Rewards customer loyalty program was transferred from CEOC LLC to CES (see Note 7).
A steering committee acts in the role of a board of managers for CES with each Member entitled to appoint one representative to the steering committee. Each Member, through its representative, is entitled to a single vote on the steering committee; accordingly, the voting power of the Members does not equate to their ownership percentages. Therefore, we determined that CES was a VIE, and we concluded that CEC was the primary beneficiary because its combined economic interest in CES, through its subsidiaries, represented a controlling financial interest through the date of the Third Amendment to the Omnibus Agreement. As a result of the Third Amendment to the Omnibus Agreement, we concluded that CRC is the primary beneficiary because it is most closely associated with CES and therefore CRC consolidates CES as of December 22, 2017. There was no gain or loss recognized upon consolidation. Prior to consolidating CES, we accounted for our investment in CES as an equity method investment. Our equity method investment in CES was $85 million as of December 31, 2016 and was included in Deferred charges and other assets on the Balance Sheets.
Subsequent Events
The Company completed its subsequent events review through March 15, 2018, the date on which the financial statements were available to be issued, and noted no items requiring disclosure.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 — Summary of Significant Accounting Policies
Additional accounting policy disclosures are provided within the applicable notes to the Financial Statements.
Cash, Cash Equivalents, and Restricted Cash
Cash equivalents are highly liquid investments with original maturities of three months or less from the date of purchase and are stated at the lower of cost or market value. Our cash and cash equivalents as of December 31, 2017 includes $21 million held by our consolidated VIE, which is not available for our use to fund operations or satisfy our obligations.

	As of December 31,
(In millions)	2017	2016
Cash and cash equivalents	$1,038	$332
Restricted cash, current	3	3
Restricted cash, non-current	10	—
Total cash, cash equivalents, and restricted cash	$1,051	$335
Receivables
We issue credit to approved casino customers following investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectibility of these receivables. Accounts receivable are non-interest bearing and are initially recorded at cost.
Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States’ assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.
Due from affiliates, net represents the net receivable for each counterparty relating to shared services performed on their behalf.
Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. Receivables are reported net of the allowance for doubtful accounts.
Allowance for Doubtful Accounts

(In millions)	2017	2016	2015
Balance as of January 1	$28	$36	$34
Provision for doubtful accounts	4	11	10
Write-offs less recoveries	(5)	(19)	(8)
Balance as of December 31	$27	$28	$36

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue Recognition
Property Revenues
Casino revenues are measured by the aggregate net difference between gaming wins and losses. Funds deposited by customers in advance and chips in the customers’ possession are recognized as a liability before gaming play occurs. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. CRC accrues the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of casino revenue.
Food and beverage and rooms revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as a deposit liability until services are provided to the customer.
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances. See Note 11.
Sales taxes and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.
Other Revenue
Other revenue primarily includes revenue from third-party real estate leasing arrangements at our casino properties, leasing arrangements with related parties, revenue from company-operated retail stores, and revenue from our entertainment venues, revenue from parking and The High Roller observation wheel.
Advertising
The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $14 million, $12 million and $12 million, respectively, for the years ended December 31, 2017, 2016 and 2015. Advertising expense is included in Property, general, administrative, and other within the Statements of Operations.
Other Operating Costs
Other operating costs primarily includes write-downs, reserves, and project opening costs, net of recoveries and acquisition and integration costs.
Note 3 — Recently Issued Accounting Pronouncements
During 2017, we adopted Accounting Standards Update (“ASU”) 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (see Note 5) and ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (see Note 6).
The following amendments to the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) were not effective through our year ended December 31, 2017.
New Development
Income Statement - Reporting Comprehensive Income - February 2018: Amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings effectively eliminating the stranded tax effects resulting from the Tax Cuts and Jobs Act (the U.S. federal government enacted a tax bill, H.R.1, An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018). Because the amendments only relate to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. Amendments in this update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. We are currently assessing the effect the adoption of this standard will have on our financial statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Previously Disclosed
Business Combinations - January 2017: Updated amendments intend to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments are effective to annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is allowed as follows: (1) transactions for which acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. Application of amended guidance should be applied prospectively on or after the effective date and no disclosures are required at transition. We are adopting this standard as of January 1, 2018.
Statement of Cash Flows - August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied retrospectively to each period presented. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are adopting this standard as of January 1, 2018, and are in the process of evaluating the effect it will have on our financial statements, if any.
Income Taxes - October 2016: Amended guidance addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are adopting this standard as of January 1, 2018, and are in the process of evaluating the effect it will have on our financial statements, if any.
Revenue Recognition - May 2014 (amended September 2017): Created a new Topic 606, Revenue from Contracts with Customers. The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP applicable to revenue transactions. Existing industry guidance will be eliminated, including revenue recognition guidance specific to the gaming industry. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. The guidance should be applied using the full retrospective method or retrospectively with the cumulative effect initially applying the guidance recognized at the date of initial application. We plan to adopt this standard effective January 1, 2018, on a full retrospective basis.
As described below, we expect the most significant effect will be related to the accounting for Total Rewards and casino promotional allowances.
Total Rewards affects revenue from our four core businesses: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations. Currently, CEC accrues a liability based on the estimated cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as “breakage”), based upon the cost of historical redemptions. Upon adoption of the new guidance, Reward Credits will no longer be recorded at cost, and a deferred revenue model will be used to account for the classification and timing of revenue recognized as well as the classification of related expenses when Reward Credits are redeemed. This will result in a portion of casino revenues being recorded as deferred revenue and being recognized as revenue in a future period when the Reward Credits are redeemed, and the revenue will be classified according to the good or service for which the Reward Credits are redeemed (e.g., a hotel room).
We also expect to see a significant decrease in casino revenues. The presentation of goods and services provided to customers without charge in gross revenue with a corresponding reduction in promotional allowances will no longer be reported. Revenue will be recognized based on relative standalone selling prices for transactions with more than one performance obligation. For example, when a casino customer is given a complimentary room, we will be required to allocate a portion of the casino revenues earned from the customer to rooms revenues based on the standalone selling price of the room.
Recognition and Measurement of Financial Instruments - January 2016 (amended February 2018): Amended certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Among other things, they require equity

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

investments (except those accounted for under the equity method of accounting or those that result in consolidation) to be measured at fair value with any changes in fair value recognized in net income and simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted on certain provisions. We are adopting this standard as of January 1, 2018, and are in the process of evaluating the effect it will have on our financial statements, if any.
Leases - February 2016 (amended January 2018): The amended guidance requires most lease obligations to be recognized as a right-of-use (“ROU”) asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commenced before the effective date, including continuing to account for leases that commenced before the effective date in accordance with previous guidance, unless the lease is modified.
Accounting for our operating leases where we are the lessor, including the lease for the Octavius Tower at Caesars Palace Las Vegas, will remain unchanged. Operating leases, including agreements relating to slot machines, will be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. The ROU asset will be depreciated on a straight-line basis and recognized as lease expense. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full effect the guidance will have on our financial statements.
Financial Instruments - Credit Losses - June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Note 4 — Property and Equipment
We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. As necessary, we typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the consolidated financial statements.
Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. Interest expense is capitalized on internally constructed assets at the applicable weighted-average borrowing rates of interest. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period of time. Interest capitalized was $6 million, $3 million and $12 million, respectively, for the years ended December 31, 2017, 2016 and 2015.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Useful Lives

Land improvements			12	years
Buildings	20	to	40	years
Building and leasehold improvements	5	to	20	years
Furniture, fixtures, and equipment	2.5	to	20	years
Property and Equipment, Net

	As of December 31,
(In millions)	2017	2016
Land and land improvements	$3,643	$3,571
Buildings and leasehold improvements	4,512	3,954
Furniture, fixtures, and equipment	880	1,142
Construction in progress	212	46
Total property and equipment	9,247	8,713
Less: accumulated depreciation	(1,965)	(1,605)
Total property and equipment, net	$7,282	$7,108

Capital lease assets, net book value (1)	$—	$7
____________________

(1)	Included in Furniture, fixtures and equipment above.
Depreciation Expense and Other Amortization Expense

	Years Ended December 31,
(In millions)	2017	2016	2015
Depreciation expense (1)	$370	$329	$257
Other amortization expense	1	12	7
____________________

(1)
Depreciation expense for 2017 includes accelerated depreciation of $79 million due to asset removal and replacement in connection with property renovations primarily at Flamingo Las Vegas, Bally’s Las Vegas, Harrah’s Las Vegas, Harrah’s Laughlin, Planet Hollywood and Harrah’s New Orleans compared with $55 million in 2016 primarily at Planet Hollywood, Paris Las Vegas, Harrah’s Las Vegas, and Flamingo Las Vegas and $6 million in 2015 primarily at Harrah’s Las Vegas.

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease.
Note 5 — Goodwill and Other Intangible Assets
The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.
We perform our annual goodwill impairment assessment as of October 1. We perform this assessment more frequently if impairment indicators exist. Effective for the quarter ended December 31, 2017, we adopted ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which amends the existing requirements by eliminating Step 2 from the goodwill impairment test. Under the amended guidance, we performed our annual goodwill impairment test by comparing the fair value of each reporting unit with its carrying amount. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation, and amortization (“EBITDA”), valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.
We perform our annual impairment assessment of other non-amortizing intangible assets as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the “Relief from Royalty Method” and “Excess Earnings Method” under the income approach.
The evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have impairments to record in the future and such impairments could be material.
Changes in Carrying Value of Goodwill

	Gross Goodwill		Accumulated Impairment		Net Carrying Value
(In millions)	2017	2016	2017	2016	2017	2016
Balance as of January 1	$5,049	$5,049	$(3,433)	$(3,433)	$1,616	$1,616
Balance as of December 31 (1)	$5,049	$5,049	$(3,433)	$(3,433)	$1,616	$1,616
____________________

(1)
$405 million of goodwill is associated with a reporting unit with zero or negative carrying value. As the reporting unit has a positive fair value and as a result of the revised one-step impairment test under ASU 2017-04 described above, there is no impairment associated with this reporting unit.

Changes in Carrying Value of Intangible Assets Other than Goodwill

	Amortizing		Non-Amortizing		Total
(In millions)	2017	2016	2017	2016	2017	2016
Balance as of January 1	$285	$350	$37	$37	$322	$387
Amortization expense and other	(65)	(65)	—	—	(65)	(65)
Balance as of December 31	$220	$285	$37	$37	$257	$322
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other than Goodwill

	December 31, 2017				December 31, 2016
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	3.5	$893	$(691)	$202	$893	$(630)	$263
Contract rights	7.0	3	(2)	1	3	(1)	2
Gaming rights and other	6.5	43	(26)	17	43	(23)	20
		$939	$(719)	220	$939	$(654)	285
Non-amortizing intangible assets
Trademarks				37			37
Total intangible assets other than goodwill				$257			$322
The aggregate amortization expense for intangible assets that continue to be amortized was $65 million in each of the years ended December 31, 2017, 2016 and 2015.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Estimated Five-Year Amortization

	Years Ended December 31,
(In millions)	2018	2019	2020	2021	2022
Estimated annual amortization expense	$55	$54	$54	$48	$5
Note 6 — Fair Value Measurements
Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 5 for more information on the application of the use of fair value methodology to measure goodwill and other intangible assets.
We have not elected the fair value measurement option available under GAAP for any of our assets or liabilities that meet the criteria for this option.
Items Measured at Fair Value on a Recurring Basis
The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of the date shown:

(In millions)	Balance	Level 1	Level 2	Level 3
December 31, 2016
Liabilities:
VICI Call Right	$131	$—	$—	$131
Changes in Level 3 Fair Value Measurements

	Years Ended December 31,
(In millions)	2017	2016
VICI Call Right balance at beginning of period	$131	$—
Restructuring and support expenses	46	131
Settlement of CEC Restructuring Support and Forbearance Agreement Accrual	(177)	—
VICI Call Right balance at end of period	$—	$131
Derivative Instruments
We do not purchase or hold any derivative financial instruments for trading purposes.
Interest Rate Swap Derivatives
We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2017, we have entered into four interest rate swap agreements for notional amounts totaling $1.0 billion. The interest rate swaps are designated as cash flow hedging instruments. The difference to be paid or received under the terms of the interest rate swap agreements will be accrued as interest rates change and recognized as an adjustment to interest expense for the related debt beginning on December 31, 2018. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The major terms of the interest rate swap agreements as of December 31, 2017 are as follows:

Effective Date	Notional Amount (In millions)	Fixed Rate Paid	Variable Rate Received as of December 31, 2017	Maturity Date
1/1/2019	250	2.153%	N/A	12/31/2020
1/1/2019	250	2.172%	N/A	12/31/2020
1/1/2019	250	2.196%	N/A	12/31/2021
12/31/2018	250	2.274%	N/A	12/31/2022
Valuation Methodology
The estimated fair values of our interest rate swap derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. The interest rate swap derivative instruments are included in either Deferred charges and other assets or Deferred credits and other liabilities on our Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. None of our derivative instruments are offset and all were classified as Level 2.
Impact on Financial Statements
During the quarter ended December 31, 2017, we adopted ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, and applied the guidance to hedges entered into during the quarter. The amended guidance expands and refines hedge accounting for both nonfinancial and financial risk components and aligns the recognition and presentation of the effects of the hedging instrument and the hedged items.
As of December 31, 2017, the fair value of the interest rate swap derivatives recorded on our Balance Sheets was immaterial. Additionally, the effect of derivative instruments designated as hedging instruments in the Statements of Operations for amounts transferred into accumulated other comprehensive income/(loss) was immaterial for the year ended December 31, 2017.
VICI Call Right
On the Effective Date, in accordance with the CEOC’s third amended joint plan of reorganization (the “Plan”), VICI received a call right (the “VICI Call Right”) for up to five years to purchase and lease-back the real property assets associated with Harrah’s Atlantic City, Harrah’s Laughlin, and Harrah’s New Orleans for a cash purchase price of ten times the agreed upon annual rent for each property (subject to the terms of the CGPH and CERP credit agreements). Subsequent to the CRC Merger, the call right is subject to the terms of the CRC Credit Agreement, as defined in Note 10. The initial rent for each property under the agreement will be determined based on a rent-to-earnings before interest, taxes, depreciation, amortization, and rent (“EBITDAR”) ratio of 1.00-to-1.67. If a call right is exercised, VICI’s purchase price will be determined by multiplying the property’s initial rent by 10. Prior to the Effective Date, we accrued an estimate of the fair value of the VICI Call Right based on the expected terms as described in the Plan. The actual terms of the VICI Call Right was consistent with the expected terms on which our original estimates were based.
The valuation model used to estimate the fair value of the VICI Call Right was a Monte Carlo simulation and utilized the following key assumptions:

•	Ratio of EBITDAR to Initial Rent under Property Lease - 1.67 to 1.00

•	EBITDAR volatility - 25%

•	Enterprise value to revenue volatility - 12%

•	Ratio of initial purchase price to property lease rent - 12.00 to 1.00

•	EBITDAR to multiple correlation - 0.0%

•	Composite projected revenue growth rate - 1.7%

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	Composite projected EBITDAR margin growth rate - 23.8%
Since the key assumptions used in the valuation model were significant unobservable inputs, the fair value for the VICI Call Right was classified as Level 3. On the Effective Date, the VICI Call Right was transferred to Accrued expenses and other current liabilities on our Balance Sheet (see Note 7) at an amount equal to the fair value of the option on the Effective Date. Management does not believe that the liability should continue to be recognized at fair value after initial recognition until the execution or expiration of the option because it is an option related to real estate and therefore not a derivative and given the fair value option has not been elected. Additionally, provided the real estate property assets remain on the Balance Sheets, they will be evaluated for impairment when events or changes in circumstances indicate that its carrying amount may not be recoverable.
Note 7 — Accrued Expenses and Other Current Liabilities
Total Rewards Loyalty Program
On the Effective Date, Total Rewards was transferred from CEOC LLC to CES as an equity contribution.
Our customer loyalty program, Total Rewards, offers incentives to customers primarily based on their spending related to on-property entertainment expenses, including gaming, hotel, dining, and retail shopping at our casino entertainment facilities located in the United States and Canada. Under the program, customers are able to accumulate reward credits over time that they can redeem in exchange for a variety of goods and services under the terms of the program. A customer will forfeit their reward credit balance if they do not earn a reward credit over the prior six-month period.
As a result of customers being able to accumulate reward credits and present those rewards for redemption at some point in the future, we estimate the cost of fulfilling the redemption of reward credits based upon the cost of historical redemptions, after considering the effect of estimated forfeitures (referred to as “breakage”). We accrue the estimated cost of reward credits as the reward credits are earned by customers. The liability is included in Accrued expenses and other current liabilities on the Balance Sheets, and the related expense is included in Direct casino expense in the Statements of Operations.
Total Rewards members can also earn reward credits from Total Rewards VISA branded credit cards (the “Total Rewards VISA”) based on the dollar amount of transactions. Cardholders are provided extra benefits such as VIP access to resort outlets and upgraded Total Rewards tier status. Reward credits earned through the Total Rewards VISA can be accumulated until redeemed at the cardholders’ discretion within the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. The value of the reward credits is deferred when earned from cardholders’ transactions and recognized as revenue when redeemed and the related cost is incurred. Forfeitures are recognized as revenue as the reward credits expire.
Self-Insurance Accruals
We are self-insured for workers’ compensation and other risk products through our captive insurance subsidiaries. Our insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. We also utilize consultants to assist in the determination of certain estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity, and other factors can materially affect the estimates for these liabilities. We regularly monitor the potential for changes in estimates, evaluate our insurance accruals, and adjust our recorded provisions.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of December 31,
(In millions)	2017	2016
Payroll and other compensation	$189	$66
VICI Call Right	177	—
Advance deposits	83	75
Total Rewards	66	—
Self-insurance claims and reserves	36	11
Accrued taxes	31	24
Chip and token liability	15	19
Other accruals	83	55
Total accrued expenses and other current liabilities	$680	$250
Note 8 — Leases
Operating Leases
We lease both real estate and equipment used in our operations. As of December 31, 2017, the remaining term of our operating leases ranged from 1 to 80 years with various automatic extensions. For the years ended December 31, 2017, 2016 and 2015, rent expense for operating leases was $51 million, $49 million, and $49 million, respectively. In addition to minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts. However, such amounts are not considered material.
Harrah’s Las Vegas Failed Sale-Leaseback Financing Obligation
As described in Note 1, on December 22, 2017, Harrah’s Las Vegas sold certain real estate assets to VICI and simultaneously entered into a lease agreement with VICI (the “HLV Lease”).
The lease agreement provides for fixed rent (subject to escalation) during an initial term, then rent consisting of both base rent and variable percentage rent elements, and has a 15-year initial term and four five-year renewal options. The HLV Lease provides for annual fixed rent of $87 million and includes escalation provisions beginning at various points in the initial term and continuing through the renewal terms equal to the greater of either: (i) 1% or 2% (varies by lease) or (ii) the Consumer Price Index. The lease also includes provisions for contingent rental payments calculated based on a percentage of net revenue of the underlying lease properties commencing in year eight.
The lease was evaluated as a sale-leaseback of real estate. Under the expected terms of the lease agreements, we are required to contribute to a furniture, fixtures and equipment reserve account that VICI may use as collateral in a future VICI financing. We determined that this contingent-collateral arrangement represents a prohibited form of continuing involvement. Among other things, we estimated that the length of the lease, including optional renewal periods, would represent substantially all (90% or more) of the remaining economic life of the property and facilities subject to the lease, and the terms of the renewal options give the Company the ability to renew the lease at a rate that has the potential of being less than a fair market value rate as determined at the time of renewal. These, among certain other conditions, represent a prohibited form of continuing involvement. Therefore, we determined that this transaction did not qualify for sale-leaseback accounting, and we accounted for the transaction as a financing.
For a failed sale-leaseback transaction, the real estate assets generally remain on the consolidated balance sheet at their historical net book value and are depreciated over their remaining useful lives while a failed sale-leaseback financing obligation is recognized for the proceeds received. Therefore, we continue to reflect the real estate assets on our Balance Sheets in Property and equipment, net as if we were the legal owner, and we continue to recognize depreciation expense over the estimated useful lives. We do not recognize rent expense related to the leases, but we have recorded a liability for the failed sale-leaseback obligation and the majority of the periodic lease payments are recognized as interest expense in the Statements of Operations.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Future Minimum Lease Commitments

(In millions)	Operating Leases	Financing Obligation
2018	$35	$80
2019	25	88
2020	25	89
2021	24	90
2022	22	91
Thereafter	544	2,524
Total minimum rental commitments	$675	$2,962
See Note 14 — Related Party Transactions for discussion of the related party lease agreement that is included in the table above.
Guarantee for Failed Sale-Leaseback
Subject to certain exceptions, the payment of all monetary obligations under the HLV Lease is guaranteed by CRC.
Note 9 — Litigation, Contractual Commitments and Contingent Liabilities
Litigation
The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.
CEOC Noteholder Disputes
Beginning in 2014, CEC, CEOC, Caesars Growth Partners (“CGP”), Caesars Acquisition Company, CERP, CES, and others were parties to a number of lawsuits (the “Noteholder Lawsuits”) relating to the enforceability of certain CEC financial guarantees of CEOC debt obligations. More specifically, seven lawsuits were filed by certain secured or unsecured creditors against CEC (originally also against others, and certain of them were against CGPH and CERP) in federal and state courts in New York and Delaware, and one lawsuit was initiated by CEC against certain creditors in New York state court, each seeking judicial determinations of CEC’s liability, if any, for its refusal to pay creditors under various parental guarantees that supported particular CEOC indebtedness. In October 2017, following the Effective Date of the Plan, each of these Noteholder Lawsuits was dismissed, with prejudice.
Report of Bankruptcy Examiner
With the effectiveness of the CEOC reorganization plan, matters relating to the Report of Bankruptcy Examiner have now been resolved.
National Retirement Fund
Five indirect subsidiaries of CEC which were required to make contributions to the National Retirement Fund’s (“NRF’s”) legacy plan (the “Five Employers”) and the members of the Five Employers’ controlled group have been engaged in a number of actions, proceedings and appeals with the NRF, its fund manager, and its board of trustees (the “NRF Litigations”) arising out of the January 2015 vote of a majority of the NRF’s trustees to expel the Five Employers from the NRF’s legacy plan.
On March 13, 2017, CEC, CERP, CEOC (on behalf of itself and each of the debtors and its other direct and indirect subsidiaries), the Five Employers, the NRF, the NRF’s legacy plan, the NRF’s trustees, and others entered into a Settlement Agreement (the “NRF Settlement Agreement”). Under the NRF Settlement Agreement, on the Effective Date, CEC paid $45 million to the NRF (the “NRF Payments”) and mutual releases between the CEC-affiliated parties and the NRF-affiliated parties to the NRF Settlement Agreement became effective. Promptly after the Effective Date, each of the actions, proceedings and appeals relating to the NRF Litigations was dismissed with prejudice. The portion of the NRF Payments related to contributions was accounted for as a prepayment toward future pension contributions by CEC.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Contractual Commitments
NV Energy
In September 2017, CEC filed its final notice to proceed with its plan to exit the fully bundled sales system of NV Energy for its Nevada casino properties and purchase energy, capacity, and/or ancillary services from a provider other than NV Energy. The transition to unbundle electric service was completed in the first quarter of 2018 (the “Cease-Use Date”). As a result of the decision to exit, an order from the Public Utilities Commission of Nevada required that we pay an aggregate exit fee of $33 million related to CRC’s properties. These fees are payable over three to six years at an aggregate present value of $26 million as of December 31, 2017 and are recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets, with a corresponding expense recognized in Other operating costs in the Statements of Operations.
For six years following the Cease-Use Date, we will also be required to make ongoing payments to NV Energy for non-bypassable rate charges, which primarily relate to each entity’s share of NV Energy’s portfolio of renewable energy contracts and the costs of decommissioning and remediation of coal-fired power plants. The portion of these fees attributable to CRC is estimated to be $23 million, with an estimated present value of $20 million. The present value of the liability will be recorded during the first quarter of 2018 as of the effective date of the transition and will be adjusted in the future if actual fees incurred differ from our estimates.
HLV Lease
Under the HLV Lease, we are required to spend $171 million in capital expenditures for the period from January 1, 2017 through December 31, 2021, and thereafter, spend an amount equal to at least 1% of Harrah’s Las Vegas net revenue for the prior lease year.
Management Fees to Related Parties
See Note 14 for discussion of management fees to related parties.
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2016. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits, Harrah’s New Orleans had accrued $7 million and $6 million, respectively, at December 31, 2017 and 2016.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10 — Debt

	December 31, 2017				December 31, 2016
(Dollars in millions)	Final Maturity	Rate(s) (1)	Face Value	Book Value	Book Value
Secured debt
CRC Revolving Credit Facility	2022	variable (3)	$—	$—	$—
CRC Term Loan	2024	variable (4)	4,700	4,616	—
CERP Revolving Credit Facility (2)	N/A	N/A	—	—	40
CERP Senior Secured Loan (2)	N/A	N/A	—	—	2,387
CERP First Lien Notes (2)	N/A	N/A	—	—	993
CERP Second Lien Notes (2)	N/A	N/A	—	—	1,140
CGPH Term Loan (2)	N/A	N/A	—	—	1,119
CGPH Notes (2)	N/A	N/A	—	—	662
Cromwell Credit Facility (2)	N/A	N/A	—	—	167
Capital lease obligations and other	N/A	N/A	—	—	4
Unsecured debt
CRC Notes	2025	5.25%	1,700	1,664	—
Special Improvement District Bonds	2037	4.30%	12	12	14
Total debt			6,412	6,292	6,526
Current portion of long-term debt			(47)	(47)	(81)
Long-term debt			$6,365	$6,245	$6,445

Unamortized discounts and deferred finance charges				$120	$99
Fair value			$6,460
____________________

(1)	Interest rate is fixed, except where noted.

(2)	All outstanding amounts were fully repaid during 2017.

(3)	London Interbank Offered Rate (“LIBOR”) plus 2.25%.

(4)	LIBOR plus 2.75%.
Annual Estimated Debt Service Requirements

	Years Ended December 31,
(In millions)	2018	2019	2020	2021	2022	Thereafter	Total
Annual maturities of long-term debt	$47	$47	$47	$47	$47	$6,177	$6,412
Estimated interest payments	310	320	330	330	320	730	2,340
Total debt service payments (1)	$357	$367	$377	$377	$367	$6,907	$8,752
___________________

(1)
Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve. Actual payments may differ from these estimates.

Current Portion of Long-Term Debt
The current portion of long-term debt as of December 31, 2017 includes the principal payments on the term loans, other unsecured borrowings, and special improvement district bonds that are expected to be paid within 12 months.
Borrowings under the revolving credit facility are subject to the provisions of the credit facility agreement. The credit facility agreement has a contractual maturity of greater than one year. Amounts borrowed under the revolving credit facility are intended to satisfy short term liquidity needs and would be classified as current.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We believe that our cash and cash equivalents balance, our cash flows from operations, and/or financing available under our revolving credit facility will be sufficient to meet our normal operating requirements, to fund planned capital expenditures, and to fund debt service during the next 12 months and the foreseeable future.
Debt Discounts and Deferred Finance Charges
Debt discounts and deferred finance charges incurred in connection with the issuance of debt are amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts are written off and included in our gain or loss calculations to the extent we extinguish debt prior to its original maturity date.
Fair Value
The fair value of debt has been calculated primarily based on the borrowing rates available as of December 31, 2017 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 in the fair value hierarchy.
CRC Term Loan and Revolving Credit Facility
At the time of the CRC Merger described in Note 1, on December 22, 2017, CRC entered into a new $5.7 billion senior secured credit facility, including a $1.0 billion five-year revolving credit facility and a $4.7 billion seven-year first lien term loan. The CRC Senior Secured Credit Facilities were funded and closed pursuant to the Credit Agreement, dated as of December 22, 2017 (the “CRC Credit Agreement”).
The CRC Term Loan matures in 2024. The CRC Revolving Credit Facility matures in 2022 and includes a letter of credit sub-facility. The CRC Term Loan requires scheduled quarterly principal payments in amounts equal to 0.25% of the original aggregate principal amount, with the balance due at maturity. The CRC Credit Agreement also includes customary voluntary and mandatory prepayment provisions, subject to certain exceptions. As of December 31, 2017, no amounts were outstanding under the CRC Revolving Credit Facility and approximately $100,000 was committed to outstanding letters of credit.
Borrowings under the CRC Credit Agreement bear interest at a rate equal to either (a) LIBOR adjusted for certain additional costs, subject to a floor of 0% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by Credit Suisse AG, Cayman Islands Branch, as administrative agent under the CRC Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be (a) with respect to the CRC Term Loan, 2.75% per annum in the case of any LIBOR loan or 1.75% per annum in the case of any base rate loan and (b) in the case of the CRC Revolving Credit Facility, 2.25% per annum in the case of any LIBOR loan and 1.25% per annum in the case of any base rate loan, subject in the case of the CRC Revolving Credit Facility to two 0.125% step-downs based on CRC’s senior secured leverage ratio (“SSLR”), the ratio of first lien senior secured net debt to adjusted earnings before interest, taxes, depreciation and amortization.
In addition, CRC is required to pay a commitment fee in respect of any commitments under the CRC Revolving Credit Facility in the amount of 0.50% of the principal amount of the commitments, subject to step-downs to 0.375% and 0.25% based upon CRC’s SSLR. CRC is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.
CRC Notes
On October 16, 2017, Escrow Issuer and Finance, then both wholly owned subsidiaries of CEC, issued $1.7 billion aggregate principal amount of 5.25% senior notes due 2025. In conjunction with the CRC Merger, Escrow Issuer merged with and into CRC, with CRC as the surviving entity and borrower.
Debt Repayments and Refinancing in 2017
In connection with the CGPH Term Loan refinancing in April 2017, the property specific term loan encumbering The Cromwell was repaid in June 2017.
Proceeds from the CRC Notes and the CRC Senior Secured Credit Facilities, together with cash on hand, were used to repay CERP and CGPH’s outstanding debt and applicable accrued interest, which included completing cash tender offers for CGPH’s Second-

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Priority Notes due 2022 (the “CGPH Notes”), CERP’s First-Priority Senior Secured Notes due 2020 (the “CERP First Lien Notes”) and CERP’s Second-Priority Senior Secured Notes due 2021 (the “CERP Second Lien Notes”).
Summary of Debt and Revolving Credit Facility Cash Flows from Financing Activities in 2017

(In millions)	Proceeds	Repayments	Loss on Extinguishment of Debt
CRC Revolving Credit Facility	$300	$(300)	$—
CRC Term Loan	4,700	—	—
CRC Notes	1,700	—	—
CERP Revolving Credit Facility (1)	—	(40)	(1)
CERP Senior Secured Loan (1)	59	(2,484)	(29)
CERP First Lien Notes (1)	—	(1,000)	(27)
CERP Second Lien Notes (1)	—	(1,150)	(75)
CGPH Term Loan (1)	226	(1,372)	(22)
CGPH Notes (1)	—	(675)	(60)
CGPH Revolving Credit Facility (1)	—	—	(1)
Cromwell Credit Facility (1)	—	(171)	(4)
Other debt activity	—	(2)	—
Capital lease payments	—	(2)	—
Total	$6,985	$(7,196)	$(219)
____________________

(1)	All outstanding amounts were fully repaid during 2017.
Terms of Outstanding Debt
Restrictive Covenants
The CRC Credit Agreement and the indenture related to the CRC Notes contain covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions.
The CRC Revolving Credit Facility includes a maximum first-priority net SSLR financial covenant of 6.35:1, which is applicable beginning in the quarter ended March 31, 2018 and solely to the extent that the testing condition (25% utilization of the CRC Revolving Credit Facility (excluding certain letters of credit) at the reporting date) is satisfied and excluding any period in which a covenant suspension period is occurring.
Guarantees
The borrowings under the CRC Credit Agreement are guaranteed by the material, domestic, wholly owned subsidiaries of CRC (subject to exceptions), and are secured by a pledge (and, with respect to real property, mortgage) of substantially all of the existing and future property and assets of CRC and the guarantors (subject to exceptions), including a pledge of the capital stock of the domestic and 65% of the capital stock of the first-tier foreign subsidiaries held by CRC and the guarantors, in each case subject to exceptions.
The CRC Notes are guaranteed on a senior unsecured basis by each wholly owned, domestic subsidiary of CRC that is a subsidiary guarantor with respect to the CRC Senior Secured Credit Facilities. The CRC Notes are senior unsecured obligations of CRC and the subsidiary guarantors.
Note 11 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances. The estimated cost of providing such casino promotional allowances is included in Direct casino expenses.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Estimated Retail Value of Casino Promotional Allowances

	Years Ended December 31,
(In millions)	2017	2016	2015
Food and beverage	$267	$270	$271
Rooms	237	234	235
Other	36	26	24
	$540	$530	$530
Estimated Cost of Providing Casino Promotional Allowances

	Years Ended December 31,
(In millions)	2017	2016	2015
Food and beverage	$162	$164	$162
Rooms	83	82	83
Other	22	16	16
	$267	$262	$261
Note 12 — Multi-employer Pension Plans
The Company contributes to a number of multi-employer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees. The risks of participating in these multi-employer plans are different from a single-employer plan in the following respects:

a.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.
If the Company chooses to stop participating in some of its multi-employer plans, we may be required to pay those plans an amount based on the underfunding of the plan, referred to as a “withdrawal liability.”

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Multi-employer Pension Plan Participation

		Pension Protection Act Zone Status (1)		FIP/RP Status (3)	Contributions on behalf of CRC (2) (In millions)			Surcharge Imposed	Expiration Date of Collective-Bargaining Agreement (4)
Pension Fund	EIN/Pension Plan Number	2017	2016		2017	2016	2015
Southern Nevada Culinary and Bartenders Pension Plan (5)	88-6016617/001	Green	Green	No	$17	$16	$15	No	Various up to July 31, 2018
Pension Plan of the UNITE HERE National Retirement Fund (5)(6)	13-6130178/001	Red	Red	Yes	7	5	6	No	February 29, 2020
Central Pension Fund of the IUOE & Participating Employers (7)	36-6052390/001	Green	Green	No	5	5	4	No	March 31, 2018
Local 68 Engineers Union Pension Plan (5)(8)	51-0176618/001	Yellow	Yellow	No	1	—	—	No	April 30, 2020
NJ Carpenters Pension Fund	22-6174423/001	Yellow	Yellow	Yes	—	—	—	No	April 30, 2020
Painters IUPAT	52-6073909/001	Yellow	Yellow	Yes	1	1	1	No	Various up to June 30, 2021
Other Funds					3	5	5
Total Contributions					$34	$32	$31
____________________

(1)
Represents the Pension Protection Act zone status for applicable plan year beginning January 1, except where noted otherwise. The zone status is based on information that the Company received from the plan administrator and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are between 65% and less than 80% funded, and plans in the green zone are at least 80% funded. All plans detailed in the table above utilized extended amortization provisions to calculate zone status.

(2)	See Note 14.

(3)	Indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented.

(4)	The terms of the current agreement continue indefinitely until either party provides appropriate notice of intent to terminate the contract.

(5)
Employer provided more than 5% of the total contributions for the plan years ended 2016 and 2015. As of the date the financial statements were issued, Forms 5500 were not available for the 2017 plan year.

(6)
See discussion of NRF Settlement Agreement in Note 9. The HEREIU Intermediary Plan was established as the result of a spin-off from the Pension Plan of the UNITE HERE National Retirement Fund effective January 1, 2018. As of January 1, 2018, CEC no longer contributes to the NRF nor has any remaining liability owed to the NRF.

(7)	Plan years begin February 1.

(8)	Plan years begin July 1.
Note 13 — Income Taxes
Effective December 22, 2017, upon CRC electing to be treated as a corporation for federal and state income tax purposes, CRC is included in the consolidated federal tax return of Caesars, but files separate New Jersey and Louisiana tax returns. Prior to December 20, 2017, CGPH was included in the federal and state tax return filings for CGP which filed separate federal and state tax returns as a partnership. From December 20 through December 22, 2017, CGPH was included in the consolidated federal tax return for Caesars and the separate New Jersey and Louisiana tax returns for CGP which elected to be treated as a corporation effective December 20, 2017. Prior to December 22, 2017, CERP was included in the consolidated federal tax return for Caesars and the separate New Jersey tax return filing for CEC.
We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and as attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affected our year ended December 31, 2017, including, but not limited to, reducing the U.S. federal corporate tax rate and bonus depreciation that will allow for full expensing of qualified property.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Securities Exchange Commission staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance for the accounting of the effects of the Tax Act. SAB 118 provides a measurement period that should not be extended past a year from the enactment date for companies to complete the accounting of the Tax Act under ASC Topic 740, Income Taxes (“ASC 740”). Companies that do not complete the accounting under ASC 740 for the tax effects of the Tax Act, must record a provisional estimate of the tax effects of the Tax Act. If a provisional estimate cannot be determined, a company should continue to apply ASC 740 based on the tax laws in effect immediately before the enactment of the Tax Act.
At December 31, 2017, the Company has not completed the accounting for the tax effects of the Tax Act; however, the Company has made a reasonable estimate of the effects on the existing deferred tax balances and accrued a provisional income tax benefit of approximately $218 million in the period ended December 31, 2017 related to the corporate rate reduction. The one-time transitional tax did not apply to the Company as it does not have foreign subsidiaries.
In order to complete the accounting requirements under ASC 740, the Company needs to (a) evaluate the impact of additional guidance, if any, from the FASB and external providers on its application of ASC 740 to the calculation; (b) evaluate the impact of further guidance from Treasury and/or the Internal Revenue Service on the technical application of the law with regard to our facts; (c) evaluate the impact of further guidance from the state tax authorities regarding their conformity to the provisions of the Tax Act; and (d) complete the analysis of the revaluation of deferred tax assets and liabilities as the Company is still analyzing certain aspects of the Tax Act. The accounting for the tax effects for the Tax Act will be completed in 2018.
The financial statements and tax footnotes were prepared under the pooling of interest to combine the historical operations of CERP and CGPH. Prior to the merger of CGPH and CERP forming CRC in 2017, CGPH was a disregarded entity owned by a partnership which was taxed as a flow-through entity under U.S. tax laws. As such, no taxes were accrued for its activities and income/losses would be distributed to its shareholders.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on federal and state deferred tax assets which were not deemed realizable based upon estimates of future taxable income.
We report unrecognized tax benefits within Deferred credits and other liabilities on our Balance Sheets, separate from related income tax payable, which is also reported within Accrued expenses and other current liabilities or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
We are under regular and recurring audit by the Internal Revenue Service (“IRS”) and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.
Components of Income/(Loss) Before Income Taxes

	Years Ended December 31,
(In millions)	2017	2016	2015
Income/(loss) before income taxes	$(249)	$(117)	$30
Income Tax Benefit/(Provision)

	Years Ended December 31,
(In millions)	2017	2016	2015
Current:
Federal	$(397)	$(76)	$(99)
State	(7)	—	—
	(404)	(76)	(99)
Deferred	674	128	94
Income tax benefit/(provision)	$270	$52	$(5)

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Allocation of Income Tax Benefit/(Provision)

	Years Ended December 31,
(In millions)	2017	2016	2015
Income tax benefit/(provision) applicable to:
Income before income taxes	$270	$52	$(5)

Effective Income Tax Rate Reconciliation

	Years Ended December 31,
	2017	2016	2015
Statutory tax rate	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	9.2	1.5	6.6
Nondeductible expenses	(0.4)	(0.5)	0.6
Federal tax credits	0.6	1.7	(4.3)
Change in valuation allowance	3.0	—	—
Reserve for uncertain tax positions	(2.1)	0.1	—
Change in federal tax law	87.2	—	—
Change in tax status	(13.9)	—	—
Nontaxable LLC income/loss	(10.0)	6.4	(21.8)
Other	(0.2)	0.2	0.5
Effective tax rate	108.4%	44.4%	16.6%
Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In millions)	2017	2016
Deferred tax assets:
Compensation programs	$17	$12
Accrued restructuring and support expenses and other	50	47
Allowance for doubtful accounts	6	7
CRDA investment obligation	2	5
Other	2	1
State net operating loss carry forwards	—	2
	77	74
Valuation allowance	(40)	(8)
	37	66
Deferred tax liabilities:
Depreciation and other property related items	382	912
Intangibles	14	88
Prepaid expenses	7	9
Debt costs	—	97
	403	1,106
Net deferred tax liability	$366	$1,040

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reconciliation of Unrecognized Tax Benefits

	Years Ended December 31,
(In millions)	2017	2016	2015
Balance as of beginning of year	$3	$3	$3
Additions based on tax positions related to the current year	6	—	—
Expiration of statutes	—	—	—
Balance as of year end	$9	$3	$3
We accrue interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2017, 2016, and 2015, there was no accrual required for interest and penalties. As of December 31, 2017, there was $7 million of unrecognized tax positions that would impact the effective tax rate. As of December 31, 2016 and 2015, there were no unrecognized tax benefits that, if recognized, would impact the effective tax rate.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits as of December 31, 2017 will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.
CRC is included in the CEC consolidated U.S. tax return filing and files separate state tax returns in Louisiana and New Jersey. We have allocated U.S. taxes based upon the separate return method for CRC financial reporting purposes. Historically, we have treated U.S. taxes paid or refunds received by CEC for CRC as equity contributions or distributions. Although there is no formal tax sharing agreement in place between the CRC entities and CEC for U.S. income tax purposes, CRC may make payments to CEC or its subsidiaries for U.S. taxes that would have been paid if CRC was a standalone taxpayer.
The tax years that remain open for examination for our major jurisdictions are 2013 through 2017 for New Jersey. The tax years of 2014 through 2017 remain open for examination for U.S. tax purposes.
Note 14 — Related Party Transactions
Summary of Related Party Transactions

	Years Ended December 31,
(In millions)	2017	2016	2015
CEOC LLC Shared Services Agreement
Service provider fee	$3	$6	$12
Management fees to related parties	38	37	36
Transactions with CEC and other affiliates
Employee benefits and incentive awards	20	19	23
Transactions with Sponsors and their affiliates
Reimbursements and expenses allocated to CRC	—	3	7
Expenses paid to Hamlet Holdings’ portfolio companies (1)	2	—	1
Other related party transactions
Lease revenue received	40	39	38
Lease payments	2	2	3
World Series of Poker agreements	2	2	2
____________________

(1)	An immaterial amount was paid to the Sponsors’ portfolio companies in 2016.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Caesars Enterprise Services, LLC
As described in Note 1, CES provides certain corporate and administrative services to its Members, and the costs of these services are allocated among the Members. CES serves as an agent on behalf of the Members at a cost-basis. Members reimburse CES for the services it performs and the costs it incurs. As a result of the Third Amendment to the Omnibus Agreement, CRC consolidates CES as of December 22, 2017 and CES will no longer be treated as a related party going forward.
Certain of our properties and certain of our subsidiaries have entered into license agreements with CLC, a subsidiary of CES, pursuant to which they receive non-exclusive royalty-free licenses to use certain intellectual property, including trademarks and copyrights owned by CLC in connection with the operation of our properties. Certain of these license agreements have a termination date of 2023, subject to annual renewal thereafter, while certain of these license agreements continue until terminated. The licenses contemplated by the Omnibus Agreement are subject to these licenses.
In addition, certain of our subsidiaries have entered into license agreements with CLC pursuant to which CLC receives non-exclusive royalty-free licenses to use certain property-specific intellectual property owned by such properties, including the right to use the “Rio,” “Flamingo,” and “Paris” trademarks. These license agreements continue until terminated and the applicable properties have the right to terminate upon the termination of the applicable management agreement.
CEOC LLC Shared Services Agreement
Pursuant to a shared services agreement, CEOC LLC provides Caesars Entertainment with certain corporate and administrative services, and the costs of these services are allocated among all of Caesars Entertainment’s operating subsidiaries (including the Company). Many of these corporate and administrative services are now provided by CES.
Service Provider Fee
Under the shared services agreements, CRC pays for certain indirect corporate support costs. CEOC LLC is authorized to charge CRC for an amount equal to 37.1% of unallocated corporate support costs.
Management Fees to Related Parties
Prepaid management fees to related parties represents (i) our 50% interest in the management fee revenues of PHW Manager, LLC, recognized as a long-term prepaid asset of $70 million amortized over 35 years starting in October 2013, and (ii) our 50% interest in the management fee revenues of the Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC, recognized as a long-term prepaid asset of $138 million amortized over 15 years starting in May 2014. The amortization periods represent the terms of the related management contracts. As of both December 31, 2017 and 2016, the payable balances related to these fees and recorded in Payables to related parties were $2 million at each period.
Transactions with CEC and Other Affiliates
Employee Benefit Plans
CEC maintains a defined contribution savings and retirement plan in which employees of CRC may participate. The plan provides for, among other things, pre-tax, Roth, and after-tax contributions by employees. The plan also provides for employer matching contributions. Under the plan, participating employees may elect to contribute a percentage of their eligible earnings (subject to certain IRS and plan limits). In addition, employees subject to certain collective bargaining agreements receive benefits through the multi-employer retirement plans sponsored by the organization in which they are a member. The expenses related to contributions for a participant in the CEC plan or a multi-employer plan are allocated to the properties at which the participant is employed.
Equity Incentive Awards
CEC maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CRC employees. Although awards under the plan result in the issuance of shares of CEC common stock, because CRC is a consolidated subsidiary of CEC, the amounts are included in CRC share-based compensation expense as a component of total compensation for CRC employees.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Transactions with Sponsors and their Affiliates
The members of Hamlet Holdings LLC (“Hamlet Holdings”) are comprised of individuals affiliated with Apollo Global Management, LLC and affiliates of TPG Capital LP (collectively, the “Sponsors”) and own CEC common stock. On October 6, 2017, CEC entered into a “Termination Agreement” with the Sponsors and their affiliates, pursuant to which certain agreements terminated. Among the agreements that terminated was the services agreement related to the provision of financial and strategic advisory services and consulting services. The Sponsors had granted an ongoing waiver of the monitoring fees for management services; however, CEC reimbursed the Sponsors for expenses they incurred related to these management services and certain legal expenses. A portion of the reimbursed expenses were allocated to CRC and are included in the table above.
Transactions with Hamlet Holdings and affiliates
Hamlet Holdings is considered a related party to CRC. Caesars Entertainment has agreements with a number of companies that are portfolio companies of Hamlet Holdings to which we are a party or from which we benefit as follows:

•	XOJet, Inc. - provides access to aircraft at contractually agreed upon hourly rates.

•	SunGard Availability Service LP - provides enterprise cloud services and solutions for managed information technology.

•	Sabre, Inc. - provides technology to assist our customers with booking hotel rooms.

•	Avaya Inc. - supplies technology products and services and related software licenses and support.

•
Norwegian Cruise Line Holdings Ltd. (“NCL”) - a cruise ship operations company with which we have a marketing agreement pursuant to which, among other things, NCL pays Caesars Entertainment a percentage of its gaming revenue.

•	Classic Party Rentals - provides party rental supplies.

•	Creative Artists Agency LLC - we have entered into multiple entertainment agreements in connection with artists’ performances at Caesars’ properties.

•	Fleet Pride, Inc. - provides aftermarket heavy-duty truck and trailer parts.

•	Sutherland Global Services - technology and analytics enabled business process enterprise that provides end-to-end business process transformation.

•	Sbarro, LLC - pizzeria chain that specializes in New York style pizza by the slice and other Italian-American cuisine.

•	Protection One - full service security provider.

•	ADT Security Services, Inc. - provides electronic security, fire protection, and other related alarm monitoring services.

•	AGS, LLC - a full-service designer and manufacturer of gaming products for the casino floor.

•	Novitex - a comprehensive, end-to-end document management company.
Amounts paid to the Sponsors’ portfolio companies are included in the table above and we believe such transactions are conducted at fair value.
In addition, certain entities affiliated with or under the control of the Sponsors may from time to time transact in and hold our debt securities, and participate in any modifications of such instruments on terms available to any other holder of our debt.
Other Related Party Transactions
Bally’s Las Vegas—JGB Vegas Retail Lease Agreement
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC (“JGB Lessee”) under a ground lease that includes annual base rent payments with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a breakpoint as defined in the lease agreement, which is paid on a monthly basis. Rental payments began in February 2015. GB Investor, LLC, a wholly owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenues from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property through February 2035.
Octavius Tower Lease Agreement
We lease the Octavius Tower to VICI under a long-term lease agreement. VICI in turn subleases the tower to Desert Palace LLC and CEOC LLC, which together operate the tower for a 15-year term, with four separate renewal options of five years each. Our subsidiary, Caesars Octavius, LLC, receives a fixed $35 million annual payment, paid monthly, under the terms of the lease.
LINQ Access and Parking Easement Agreement
Under the LINQ Access and Parking Easement Agreement, subsidiaries of CEOC LLC granted an easement to us and certain of our subsidiaries to use the parking lot behind The LINQ Promenade and The LINQ Hotel & Casino. The parking lot was sold to VICI upon CEOC’s emergence from bankruptcy but was partially repurchased by us as part of the purchase of the Eastside Land described in Note 1 with the other portion still owned by VICI and subject to a sublease through CEOC LLC. We pay approximately $1 million annually through a sublease with CEOC LLC ultimately to VICI for the remaining portion owned by VICI.
World Series of Poker Agreements
Pursuant to multiple agreements with Caesars Interactive Entertainment, LLC (“CIE”), a wholly owned subsidiary of Caesars Entertainment, we are allowed to host various World Series of Poker events in Las Vegas and Atlantic City, including the annual Main Event at Rio All-Suites Hotel & Casino. CRC pays CIE $2 million per year for the right to host World Series of Poker tournaments in Las Vegas and pays to host certain World Series of Poker circuit events in Atlantic City. The Main Event agreement has expired but the annual circuit event agreements continue under these payment terms.
Total Rewards Loyalty Program
On the Effective Date, Total Rewards was transferred from CEOC LLC to CES as an equity contribution. Refer to Note 7 for details on Total Rewards. Prior to the Effective Date, the total estimated cost related to Reward Credits was accrued by CEOC, with the incremental charges related to CRC’s casino properties included in Due to affiliates, net on CRC’s Balance Sheets. Subsequent to the Effective Date, the total estimated cost related to Reward Credits is accrued by CES, with the incremental charges related to other CEC casino properties included in Due from affiliates, net on the Balance Sheets.
Due from/to Affiliates
Amounts due to or from affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among CRC’s affiliated entities. Due from affiliates, net was $196 million as of December 31, 2017. Due to affiliates, net was $3 million and $43 million as of December 31, 2017 and 2016, respectively.
Centralized Transactions
In addition, the Company participates with other Caesars Entertainment subsidiaries in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by Caesars Entertainment on an enterprise-wide basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a standalone basis.

ITEM 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

ITEM 9A.	Controls and Procedures
Item 9A, “Controls and Procedures,” has been omitted from this report pursuant to Section 4.02 of the CRC Indenture.

ITEM 9B.	Other Information
None.

PART III

The following have been omitted from this report:

•	ITEM 10, “Directors, Executive Officers and Corporate Governance;”

•	ITEM 11, “Executive Compensation;”

•	ITEM 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters;” and

•	ITEM 13, “Certain Relationships and Related Transactions, and Director Independence.”

ITEM 14.	Principal Accounting Fees and Services
CRC’s principal accounting fees and services will be included as part of CEC’s principal accounting fees and services under the caption “Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm” in CEC’s definitive Proxy Statement for its 2018 Annual Meeting of Stockholders, which CEC expects to file with the Securities and Exchange Commission on or about April 4, 2018.

PART IV

ITEM 15.	Exhibits, Financial Statement Schedules

(a)	1. Financial statements of the Company (including related notes to consolidated financial statements) included as part of this report are listed below (see Item 8):
Report of Independent Registered Public Accounting Firm.
Consolidated Balance Sheets as of December 31, 2017 and 2016.
Consolidated Statements of Operations and Comprehensive Income/(Loss) for the Years Ended December 31, 2017, 2016 and 2015.
Consolidated Statements of Member’s Equity for the Years Ended December 31, 2017, 2016 and 2015.
Consolidated Statements of Cash Flows for the Years Ended December 31, 2017, 2016 and 2015.
2.    Financial statement schedules of the Company as follows:
Schedules I through V have been omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.
3.    Exhibits

			Incorporated by Reference
Exhibit Number	Exhibit Description	+Included Herewith	Form	Period Ending	Exhibit	Filing Date

2.1	Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between Caesars Acquisition Company and Caesars Entertainment Corporation.	—	*8-K	—	2.1	7/11/2016

2.2	First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017, by and between Caesars Entertainment Corporation and Caesars Acquisition Company.	—	*8-K	—	2.1	2/21/2017

2.3	Agreement and Plan of Merger, dated as of December 21, 2017, by and between Caesars Growth Properties Holdings, LLC and Caesars Entertainment Resort Properties, LLC.	X

3.1	Amended and Restated Certificate of Formation of Caesars Growth Properties Holdings, LLC, dated May 5, 2014.	—	**10-Q	6/30/2015	3.1	8/6/2015

3.2	Certificate of Merger, dated as of December 22, 2017, of Caesars Entertainment Resort Properties, LLC with and into Caesars Growth Properties Holdings, LLC.	X

3.3	Amended and Restated Operating Agreement of Caesars Resort Collection, LLC (formerly known as Caesars Growth Properties Holdings, LLC), dated December 22, 2017.	X

4.1	Indenture, dated October 16, 2017, by and among CRC Escrow Issuer, LLC, CRC Finco, Inc. and Deutsche Bank Trust Company Americas, as trustee.	—	*8-K	—	4.1	10/16/2017

4.2	Supplemental Indenture, dated December 22, 2017, by and among Caesars Resort Collection, LLC, the subsidiary guarantors party thereto, CRC Finco, Inc. and Deutsche Bank Trust Company Americas, as trustee.	—	*8-K	—	4.1	12/22/2017

			Incorporated by Reference
Exhibit Number	Exhibit Description	+Included Herewith	Form	Period Ending	Exhibit	Filing Date

10.1	Credit Agreement, dated as of December 22, 2017, by and among Caesars Resort Collection, LLC, the other borrowers from time to time party thereto, the lenders party thereto, and Credit Suisse, AG, Cayman Islands Branch, as administrative agent.	—	*8-K	—	10.1	12/22/2017

10.2	Escrow Agreement, dated October 16, 2017, by and among CRC Escrow Issuer, LLC, CRC Finco, Inc., Deutsche Bank Trust Company Americas, as escrow agent and Deutsche Bank Trust Company Americas, as trustee.	—	*8-K	—	10.1	10/16/2017

10.3	Third Amended and Restated Shared Services Agreement, dated as of October 11, 2013, by and among Caesars Entertainment Operating Company, Inc., Caesars Entertainment Resort Properties, LLC, the Casino Resort Borrowers, Caesars Linq, LLC and Caesars Octavius, LLC.	—	***S-4	—	10.6	10/16/2014

10.4	Amended and Restated Limited Liability Company Agreement of Caesars Enterprise Services, LLC.	—	*8-K	—	99.1	5/21/2014

10.5	Purchase and Sale Agreement by and between Vegas Development LLC, a Delaware limited liability company and Eastside Convention Center, LLC, a Delaware limited liability company as Buyer, effective date November 29, 2017.	—	*10-K	12/31/2017	10.43	3/7/2018

10.6	Amended and Restated Lease by and among Claudine Propco, LLC, a Delaware limited liability company, and Harrah’s Las Vegas, LLC, a Nevada limited liability company, dated December 22, 2017.	—	*10-K	12/31/2017	10.44	3/7/2018

10.7	Put-Call Right Agreement dated as of December 22, 2017 by and among Claudine Propco, LLC, a Delaware limited liability company and Vegas Development Land Owner, LLC, a Delaware limited liability company and 3535 LV Newco, LLC, a Delaware limited liability company.	—	*10-K	12/31/2017	10.45	3/7/2018

10.8	Purchase and Sale Agreement, by and between, Harrah’s Las Vegas, LLC, as Seller, and Claudine Property Owner, LLC, as Buyer, dated November 29, 2017.	—	*10-K	12/31/2017	10.48	3/7/2018

10.9	Guaranty of Lease dated December 22, 2017, by and between Caesars Resort Collection, LLC and Claudine Propco LLC.	—	*10-K	12/31/2017	10.49	3/7/2018

10.10	Second Amended and Restated Omnibus License and Enterprise Services Agreement, dated as of October 6, 2017, among Caesars Entertainment Operating Company, Inc., Caesars Growth Properties Holdings, LLC, Caesars Entertainment Resort Properties LLC, Caesars License Company, LLC, Caesars World LLC and Caesars Enterprise Services, LLC.	—	*8-K	—	10.12	10/13/2017

14	Code of Business Conduct and Ethics, February 1, 2018.	—	*10-K	12/31/2017	14	3/7/2018

99.1	Gaming and Regulatory Overview.	—	*10-K	12/31/2017	99.1	3/7/2018

*	Filed by Caesars Entertainment Corporation
**	Filed by Caesars Growth Properties Holdings, LLC.
***	Filed by Caesars Entertainment Resort Properties, LLC
+
This Annual Report and the Exhibits marked as “Included Herewith” are being furnished with the Securities and Exchange Commission on a Form 8-K of Caesars Entertainment Corporation dated March 15, 2018.